EXHIBIT 2.03

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
PROOFPOINT, INC.,
NAIROBI ACQUISITION SUB CORP.,
NETCITADEL, INC.
AND
SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS THE INDEMNIFYING HOLDERS’ AGENT
MAY 9, 2014

EXHIBITS
Exhibit A    -    Form of Company Stockholder Consent
Exhibit B    -    List of Key Personnel
Exhibit C    -    List of Major Stockholders
Exhibit D    -    Form of Certificate of Merger
Exhibit E    -    Form of IRS Notice
Exhibit F    -    Form of FIRPTA Notification Letter
Exhibit G    -    Form of Noteholder Indemnity Agreement
Exhibit H    -     Form of Escrow Agreement
Exhibit I    -     Form of Legal Opinion
Exhibit J    -    Form of Letter of Transmittal
Exhibit K    -    J.A.M.S Rule 17

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 9, 2014 (the “Agreement Date”), by and among Proofpoint, Inc., a Delaware corporation (“Acquiror”), Nairobi Acquisition Sub Corp., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”), NetCitadel, Inc., a Delaware corporation (the “Company”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as Indemnifying Holders’ Agent (the “Indemnifying Holders’ Agent”).
RECITALS
A.    The Boards of Directors of each of the Company, Merger Sub and Acquiror have determined that it would be advisable and in the best interests of their respective companies and the securityholders of their respective companies that Merger Sub merge with and into the Company in a statutory reverse-triangular merger (the “Merger”), with the Company to survive the Merger (occasionally referred to herein as the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved the Merger, this Agreement and the other transactions and agreements contemplated by this Agreement.
B.    Concurrently with the execution of this Agreement and as a material inducement to the willingness of Acquiror to enter into this Agreement, each of the Key Personnel (as defined in Section 1.1) shall execute and deliver to Acquiror (i) employment offer letters and Acquiror’s standard, proprietary information, invention assignment agreements and other documents as part of Acquiror’s standard onboarding process which are provided to such Key Personnel prior to the execution of this Agreement and (ii) non-competition and non-solicitation agreements, in each case to be effective as of the Closing.
C.    Promptly (but in any case within four hours) following the execution and delivery of this Agreement, the Company will secure from the Major Stockholders (as defined in Section 1.1) a written consent substantially in the form attached hereto as Exhibit A (the “Company Stockholder Consent”) approving the Merger and adopting this Agreement.
D.    The Company, Merger Sub and Acquiror desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
THE MERGER
1.1    Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the fifth decimal place.
“Adjusted Purchase Price” means the aggregate amount equal to (a) the Purchase Price less (b) the SVB Debt.

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Acquiror) contemplating or otherwise relating to any Acquisition Transaction.
“Acquisition Transaction” means (a) a merger, consolidation or other business combination of the Company, (b) a restructuring, recapitalization or liquidation of the Company or (c) an acquisition or disposition of any stock or material assets of the Company.
“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.
“Aggregate Stockholder Amount” means the Equityholder Amount Per Share multiplied by the Indemnifying Equityholder Outstanding Capitalization.
“Aggregate Company Options and Company Warrants Exercise Price” means the aggregate exercise price of all Qualifying Company Options plus the aggregate exercise price of all Qualifying Company Warrants.
“Business Day” means a day (a) other than Saturday or Sunday and (b) on which commercial banks are open for business in San Francisco, California.
“California Law” means the California Corporations Code.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company Board” means the board of directors of the Company.
“Company Capital Stock” means the capital stock of the Company.
“Company Common Stock” means the Common Stock, par value of $0.0001 per share, of the Company.
“Company Debt” means, without duplication, with respect to any Person (i) all obligations for borrowed money (and including all sums due on early termination and repayment or redemption calculated to the Closing Date), including under the SVB Debt and the Company Notes (each as defined below), or extensions of credit (including under credit cards, bank overdrafts and advances), (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments (and including all sums due on early termination and repayment or redemption calculated to the Closing Date), (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business and consistent with past practice, (iv) all obligations as lessee capitalized in accordance with GAAP, (v) all obligations of others secured by a lien on any asset, whether or not such obligations are assumed, (vi) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person (excluding indemnification obligations in the ordinary course of business and consistent with past practice), (vii) all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, (viii) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements, and (ix) all obligations in respect of futures contracts, swaps, other financial contracts and other similar obligations (determined on a net basis as if such contract or obligation was being terminated early on such date).
“Company D&O Tail Policy” is defined in Section 4.11.

“Company Equityholders” means, collectively, the Company Stockholders, Company Optionholders and Company Warrantholders.
“Company Net Working Capital” means (a) the Company’s consolidated total current assets (each, as defined by and determined in accordance with GAAP) as of the Closing Date (as defined below) less (b) the Company’s consolidated total current liabilities (as defined by and determined in accordance with GAAP) as of the Closing Date; provided, however, for purposes of calculating the Company Net Working Capital, the Company’s current liabilities shall include all (i) unpaid Company Debt (including the SVB Debt and the Company Notes), (ii) unpaid Transaction Expenses and (iii) liabilities for Taxes as of immediately prior to the Closing, whether or not such liabilities for Taxes would be then due and payable and including the employer portion of payroll taxes or other withholding obligations, such as social security, Medicare taxes (or the equivalent withholding obligations in foreign jurisdictions), but excluding, for the avoidance of doubt, any taxes that are already included in the calculation of Transaction Expenses (in order to avoid duplication).
“Company Net Working Capital Adjustment Amount” means, (a) in the event that the Company Net Working Capital Certificate discloses a Company Net Working Capital that is less than $0.00, an amount equal to the absolute value of the Company Net Working Capital, and (b) in the event that the Company Net Working Capital Certificate discloses a Company Net Working Capital that is a greater than $0.00, an amount equal to $0.00.
“Company Net Working Capital Certificate” means a certificate executed by the Chief Executive Officer of the Company dated as of the Closing Date and certifying the amount of Company Net Working Capital, including an itemized list of each asset and liability reflected therein, and each other element of the Company Net Working Capital, including each Transaction Expense (whether paid or unpaid), along with wire instructions for the payment of any unpaid Transaction Expense.
“Company Notes” means the convertible promissory notes of the Company issued pursuant to those certain Note Purchase Agreements dated as of July 1, 2013, December 30, 2013, and March 10, 2014.
“Company Noteholders” means the holders of Company Notes.
“Company Option Plan” means each stock option plan, program or arrangement of the Company, collectively, including the Company’s 2011 Stock Plan.
“Company Options” means options to purchase shares of Company Capital Stock, whether or not issued under the Company Option Plan.
“Company Optionholders” means the holders of Company Options.
“Company Preferred Stock” means the Company Series A Preferred Stock.
“Company Representatives” means, collectively, the directors, officers and Major Stockholders of the Company.
“Company Series A Preferred Stock” means the Series A Preferred Stock, par value of $0.0001 per share, of the Company.
“Company Stockholder Approval” is defined in Section 1.4(a)(x).

“Company Stockholders” means the holders of shares of Company Capital Stock.
“Company Warrants” means warrants to purchase shares of Company Capital Stock (but excluding Company Options).
“Company Warrantholders” means the holders of Company Warrants.
“Confidentiality Agreement” means that certain mutual confidentiality agreement between Acquiror and the Company with an effective date of January 13, 2014.
“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the Agreement Date.
“Delaware Law” means the General Corporation Law of the State of Delaware.
“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time (as such term is defined in Section 1.5) and in respect of which appraisal rights or dissenters’ rights shall have been perfected in accordance with Delaware Law or California Law, as applicable, in connection with the Merger.
“Effective Time Holders” means the Company Stockholders (other than Company Stockholders who are holders of Dissenting Shares) immediately prior to the Effective Time (who receive any consideration in connection with the Merger) and the Company Noteholders.
“Encumbrances” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (a) the voting of any security or the transfer of any security or other asset, (b) the receipt of any income derived from any asset, (c) the use of any asset and (d) the possession, exercise or transfer of any other attribute of ownership of any asset).
“Escrow Agent” means Wells Fargo Bank, N.A.
“Escrow Amount Per Share” means the Equityholder Escrow Contribution divided by the Indemnifying Equityholder Outstanding Capitalization.
“Escrow Cash” means a number equal to 15% of the Adjusted Purchase Price.
“Equityholder Amount Per Share” means the Equityholder Proceeds divided by the Fully-Diluted Company Capitalization.
“Equityholder Escrow Contribution” means an amount equal to (x) the quotient (expressed as a percentage) of (i) the Aggregate Stockholder Amount divided by (ii) the sum of the Aggregate Stockholder Amount and the Noteholder Proceeds multiplied by (y) the Escrow Cash.
“Equityholder Expense Contribution” means an amount equal to (x) the quotient (expressed as a percentage) of (i) the Aggregate Stockholder Amount divided by (ii) the sum of the Aggregate Stockholder Amount and the Noteholder Proceeds multiplied by (y) the Expense Fund.

“Equityholder Proceeds” means the Purchase Price minus the Company Net Working Capital Adjustment Amount plus the Aggregate Company Options and Company Warrants Exercise Price.
“Expense Amount Per Share” means the Equityholder Expense Contribution divided by the Indemnifying Equityholder Outstanding Capitalization.
“Fully-Diluted Company Capitalization” means the sum, without duplication, of the aggregate number of shares Company Capital Stock that are issued and outstanding immediately prior to the Effective Time (on an as-converted to Company Common Stock basis), or issuable upon the exercise of Qualifying Company Options (other than Qualifying Company Options that are unvested and held by one of the Persons listed on Schedule 1.9(c)) or Qualifying Company Warrants.
“Fundamental Representations” is defined in Section 8.3(a).
“GAAP” means United States generally accepted accounting principles applied on a consistent basis.
“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any share exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.
“Indemnifying Holders” means the Company Stockholders and the Company Noteholders.
“Indemnifying Equityholder Closing Amount Per Share” means the Equityholder Amount Per Share less the Escrow Amount Per Share less the Expense Amount Per Share.
“Indemnifying Equityholder Outstanding Capitalization” means the sum, without duplication, of the aggregate number of shares Company Capital Stock that are issued and outstanding immediately prior to the Effective Time (on an as-converted to Company Common Stock basis).
“Key Personnel” means the employees of Company set forth in Exhibit B.
“Knowledge” of the Company with respect to any fact or matter means, unless otherwise specified in this Agreement, the actual knowledge of the Key Personnel of a particular fact or other matter, after due inquiry of (i) the Company employees who manage or have management level responsibility and/or authority for the functions relevant to the matter in question and (ii) the books and records of such individual (including email) that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities for the Company (“known to the Company” shall have the correlative meaning); “Knowledge” of Acquiror or Merger Sub with respect to any fact or matter means the actual knowledge of Acquiror’s or Merger Sub’s officers of a particular fact or other matter after due inquiry.
“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to the Company or to any of its assets, properties or business.

“Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.
“Major Stockholders” means the Company Stockholders listed on Exhibit C.
“Material Adverse Effect” with respect to any entity means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement, is, or is reasonably likely to, (a) be or become materially adverse in relation to the near-term or longer-term condition (financial or otherwise), assets (including intangible assets) and liabilities (taken together), business, operations or results of operations of such entity, taken as a whole, or (b) materially impede or delay such entity’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements.
“Non-qualifying Company Option” means each Company Option with an exercise price equal to or greater than the Equityholder Amount Per Share.
“Noteholder Proceeds” means the aggregate amount of Company Debt payable pursuant to the Company Notes.
“Paying Agent” is defined in Section 1.11(a).
“Permitted Encumbrances” means (a) statutory liens of landlords, liens of carriers, warehousepersons, mechanics and material persons, and purchase money liens incurred in the ordinary course of business and consistent with past practice for sums (i) not yet due and payable, or (ii) being contested in good faith, if, in either such case, an adequate reserve shall have been made therefor in such Person’s financial statements, (b) liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business and consistent with past practice, (c) easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case, which do not interfere with the ordinary conduct of business of the Company and do not materially detract from the value of the asset upon which such encumbrance exists and (d) liens securing taxes, assessments and governmental charges not yet due and payable.
“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.
“Personal Information” means information in the possession or under the control of the Company regarding any natural person, from which information such natural person can be identified.
“Pro Rata Claim Percentage” means, (a) with respect to each Company Stockholder, the quotient (expressed as a percentage) of (i) the applicable portion of the Equityholder Proceeds receivable by such Company Stockholder, divided by (ii) the aggregate portion of the Equityholder Proceeds and Noteholder Proceeds received by all Indemnifying Holders and (b) with respect to each Company Noteholder, the quotient (expressed as a percentage) of (i) the applicable portion of the Noteholder Proceeds receivable by such Company Noteholder, divided by (ii) the aggregate portion of the Equityholder Proceeds and Noteholder Proceeds received by all Indemnifying Holders.

“Purchase Price” means $24,000,000.
“Qualifying Company Option” means each Company Option with an exercise price less than the Equityholder Amount Per Share.
“Qualifying Company Warrant” means each Company Warrant with an exercise price less than the Equityholder Amount Per Share.
“Spreadsheet” means a certified spreadsheet to be delivered by the Company at, or prior to, the Closing including all of the following information as of the Closing: (a) the names of the Effective Time Holders, and their respective addresses and where available, taxpayer identification numbers; (b) the number of shares of Company Series A Preferred Stock and Company Common Stock held by such Persons and, to the extent an Effective Time Holder is a Company Noteholder, the amounts owed to such Effective Time Holder under the Company Notes; (c) the amount of the Equityholder Proceeds payable to such Effective Time Holder as of the Closing; (d) each Indemnifying Holder’s Pro Rata Claim Percentage and applicable portion of the Escrow Cash; (e) each of the Transaction Expenses and the Person to whom such Transaction Expenses are owed and the address of such party; and (f) each item of Company Debt and the Person to whom such Company Debt is owed and the address of such party.
“Stratz and McCloskey Amounts” has the meaning set forth in this Section 1.1 in the definition of “Transaction Expenses.”
“Subsidiary” means, with respect to the Company or Acquiror, any corporation, association, business entity, partnership, limited liability company or other Person of which the Company or Acquiror, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (a) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (b) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.
“SVB Debt” means all Company Debt owed pursuant to that certain Loan and Security Agreement by and between the Company and Silicon Valley Bank, dated as of July 10, 2013.
“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (a) any net income, capital gains, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital shares, profits, license, registration, withholding, payroll, social security (or equivalent) employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.
“Tax Return” means any return, consolidated return, information return, declaration, statement, notice, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed in connection with Taxes.

“Transaction Expenses” means, without duplication and whether or not billed or accrued, (a) all third party fees and expenses incurred by the Company, the Company Stockholders or employees of the Company in connection with this Agreement and the transactions contemplated hereby, in association with prior merger or sale of the Company activities (or in connection with any, and in any case, to the extent payable by the Company), (b) any fees or expenses in connection with the consent to assignment or change of control, assumption and/or termination by the Company or Acquiror (whether before or after the Merger), (c) all signing, change-of-control or other bonuses or severance payments payable by the Company or any Subsidiary to its respective directors, employees and/or consultants, whether payable at or following the Closing, including but not limited to the Severance Arrangements as defined in Section 2.20 of the Company Disclosure Schedule, (d) the maximum amount payable under the McCloskey Incentive Plan as defined in Section 2.20 the Company Disclosure Schedule, (e) any amounts due, committed or otherwise deferred by Neil Stratz and Peter McCloskey in connection with bonus payouts, other compensation and/or accrued expenses (collectively, the “Stratz and McCloskey Amounts”) and (f) any employer payroll, withholding or other Taxes arising out of, resulting from or in connection with any of the foregoing.
Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.
1.2    The Merger. At the Effective Time (as such term is defined in Section 1.5), on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger in substantially the form attached hereto as Exhibit D (the “Certificate of Merger”) and the applicable provisions of Delaware Law, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation and shall become a wholly owned subsidiary of Acquiror.
1.3    Closing. Unless this Agreement is earlier terminated in accordance with Section 7.1, the closing of the transactions contemplated hereby (the “Closing”) shall take place within two (2) Business Days following the satisfaction of all closing conditions and the availability of all closing deliveries under Section 1.4 and upon the Effective Time at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, or at such other location as the parties hereto agree. The date on which the Closing occurs is herein referred to as the “Closing Date.”
1.4    Closing Deliveries and Conditions.
(a)    The Company shall deliver to Acquiror, at or prior to the Closing, each of the following:
(i)    the Company Stockholder Consent executed by the Major Stockholders;
(ii)    FIRPTA documentation, comprised of (A) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit E, dated as of the Closing Date and executed by the Company, together with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of the Company after the Closing, and (B) a FIRPTA Notification Letter, in substantially the form attached hereto as Exhibit F, dated as of the Closing Date and executed by the Company;
(iii)    resignations from each of the directors and each of the officers of the Company in office immediately prior to the Closing;

(iv)    a Certificate of Status from the Secretary of State of the State of Delaware, the Secretary of State of the State of California and each other State or other jurisdiction in which the Company is qualified to do business as a foreign corporation, dated within three Business Days prior to the Closing Date, and certifying that the Company is in good standing and, to the extent provided by such certificate, that all applicable state franchise or similar Taxes and fees of the Company through and including the date of the certificate have been paid;
(v)    the Company Net Working Capital Certificate;
(vi)    evidence satisfactory to Acquiror of the consent to assignment of any Person whose consent to assignment, as the case may be, may be required in connection with the Merger or any other transaction contemplated by this Agreement, as listed on Schedule 1.4(a)(vi);
(vii)    the minute book of the Company;
(viii)    a counterpart to the form of the Employment Agreements and Non-Competition Agreements, executed by each of the Key Personnel (and none of which shall have been revoked);
(ix)    the Spreadsheet and a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying that such Spreadsheet is true, correct and complete;
(x)    a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, attesting and certifying as to (A) the certificate of incorporation of the Company (and the certificate of incorporation or comparable organizational document of each of the Company’s Subsidiaries), (B) the bylaws of the Company (and the bylaws or comparable document of the Company’s Subsidiaries), (C) copies of resolutions of the Company Board approving the Merger and this Agreement and terminating the Company’s 401(k) plan prior to the Closing and authorizing the transactions contemplated by this Agreement and the Company Related Agreements to which the Company is a party, and (D) the Company Stockholder Consent executed by Company Stockholders holding not less than 90% of the outstanding shares of Company Capital Stock (on an as converted basis) (such stockholder consent threshold, the “Company Stockholder Approval”);
(xi)    duly executed noteholder indemnity agreements (each a, “Noteholder Indemnity Agreement”) from each Company Noteholder with respect to the Company Notes substantially in the form attached as Exhibit G, which Noteholder Indemnity Agreements shall include: (A) the balance (including outstanding principal and accrued interest along with an agreement that such interest stops accruing as of the Closing Date and that no interest shall accrue under the Company Notes with respect to any portion of the Purchase Price placed in the Escrow Fund), (B) the per-diem interest amount, (C) a statement that upon pay-off of the indebtedness any related security interests in the Company’s assets shall immediately be released, (D) wiring instructions, (E) an agreement by such Company Noteholder to be subject to the provisions of this Agreement, including those concerning the indemnification obligations of the Indemnifying Holders, and (F) any other information reasonably requested by Acquiror;
(xii)    a duly executed payoff letter from Silicon Valley Bank with respect to the SVB Debt (the “SVB Payoff Letter”), which SVB Payoff Letter shall include: (A) the balance (including outstanding principal and accrued interest with an acknowledgment that such interests stops accruing as of the Closing Date), (B) the per-diem interest amount, (C) a statement that upon pay-off of the indebtedness any related security interests in the Company’s assets shall immediately be released, (D) wiring instructions, and (E) any other information reasonably requested by Acquiror;

(xiii)    a counterpart signature to the escrow agreement in substantially the form attached as Exhibit H (the “Escrow Agreement”), duly executed by the Company;
(xiv)    a parachute payment waiver, in a form reasonably acceptable to the Acquiror, executed by each Person required to execute such a waiver pursuant to Section 4.2;
(xv)    a written consent of the holders of Company Preferred Stock sufficient to effect the conversion of all shares of Company Preferred Stock to Company Common Stock; and
(xvi)    an opinion of legal counsel to the Company substantially in the form attached hereto as Exhibit I.
(b)    In addition to receipt of the items set forth in Section 1.4(a)(i)-(xvi) (receipt of any one or more of which may be waived by Acquiror in writing), each of the following shall also be a condition to Acquiror and Merger Sub’s obligation to close (satisfaction of any one or more of which may be waived by Acquiror in writing): (i) since the date of the Merger Agreement, there shall not have been a Material Adverse Effect with respect to the Company, (ii) there shall not be pending or threatened any material litigation against the Company (which shall be deemed to include any litigation relating to the Merger or this Agreement), (iii) the Company’s representations and warranties set forth herein shall have been, or shall be, true and correct in all material respects as of the Agreement Date and as of the Closing Date (except as to representations and warranties made as of a specific date, which shall have been true and correct in all material respects as of such date), in each case without giving effect to any supplements or amendments to the Disclosure Schedules pursuant to Section 4.4 and Acquiror shall have received a certificate dated as of the Closing Date to such effect, executed on behalf of the Company by the Company’s Chief Executive Officer, (iv) the Company shall have performed its covenants herein in all material respects and shall have performed its covenants in Section 4.9 in all respects, (v) the Company Stockholder Approval shall have been obtained, (vi) no litigation or proceeding shall be pending or threatened that may have the probable effect of enjoining or preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement, (vii) at least 90% of the employees of the Company, to whom Acquiror has offered employment with Acquiror or an Affiliate of Acquiror (not including the Key Personnel), shall have accepted offer letters with Acquiror, such offer letters to be contingent and effective upon the Closing, (viii) the Company (A) shall have prepared for submission to the Internal Revenue Service the correction notice under Notice 2008-113 with respect to those amounts payable to Neil Stratz pursuant to the Stratz and McCloskey Amounts to the extent such amounts are eligible for such correction and require such correction in order to avoid Section 409A additional Taxes, income reporting or income inclusion and (B) shall have provided proper and full notice of same to Neil Stratz pursuant to the applicable requirements of Notice 2008-113 and (ix) there shall not have been issued, enacted or adopted, or threatened in writing by any Governmental Entity, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Entity that prohibits or renders illegal or imposes limitations on the Merger or any other material transaction contemplated by this Agreement.
(c)    Each of the following shall be a condition to Company’s obligation to close (receipt of any one or more of which may be waived by the Company in writing): (i) Acquiror’s and Merger Sub’s representations and warranties set forth herein shall have been, or shall be, true and correct in all material respects as of the Agreement Date and as of the Closing Date (except as to representations and warranties made as of a specific date, which shall have been true and correct in all material respects as of such date) and the Company will have received a certificate dated as of the Closing Date to such effect, executed on behalf of Acquiror by Acquiror’s Chief Financial Officer, (ii) Acquiror and Merger Sub shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time, (iii) there shall not have been issued, enacted or adopted, or threatened in writing by any Governmental Entity, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Entity that prohibits or renders illegal or imposes limitations on the Merger or any other material transaction contemplated by this Agreement, (iv) Acquiror shall deliver the counterparts to the Employment Agreements and Non-Competition Agreements executed by Acquiror or a Subsidiary of Acquiror (and no such Employment Agreements or Non-Competition Agreements shall have been revoked by Acquiror) and (v) the Escrow Agreement executed by Acquiror.
1.5    Effective Time. At the Closing, Merger Sub and the Company shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by Acquiror and the Company in writing (and set forth in the Certificate of Merger) being referred to herein as the “Effective Time”).
1.6    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Company, and all debts, liabilities and duties of the Company and Merger Sub shall become debts, liabilities and duties of the Company.
1.7    Certificate of Incorporation and Bylaws. At the Effective Time, (A) the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth in the certificate of incorporation of Merger Sub, except that the name of the Surviving Corporation shall be “NetCitadel, Inc.”, until thereafter amended as provided by Delaware Law, and (B) the bylaws of the Company shall be amended in their entirety to read as the bylaws of Merger Sub, except that the name of the Surviving Corporation shall be “NetCitadel, Inc.”, until thereafter amended as provided by Delaware Law, the certificate of incorporation of the Surviving Corporation and such bylaws.
1.8    Directors and Officers. At the Effective Time, (A) the members of the board of directors of Merger Sub immediately prior to the Effective Time shall be appointed as the members of the Company Board immediately after the Effective Time until their respective successors are duly elected or appointed and qualified and (B) the officers of Merger Sub immediately prior to the Effective Time shall be appointed as the officers of the Company immediately after the Effective Time until their respective successors are duly appointed.
1.9    Effect on Company Capital Stock, Company Options and Company Warrants.
(a)    Company Preferred Stock. Prior to the Effective Time, all issued and outstanding shares of the Company Preferred Stock shall have been converted into shares of Company Common Stock pursuant to the Company Stockholder Approval as set forth in the Company Stockholder Consent and Article IV Section (B)(4)(b)(ii) of the Company’s Certificate of Incorporation.
(b)    Company Common Stock. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by the Company Stockholders (including all shares of Company Preferred Stock converted to shares of Company Common Stock prior to the Effective Time as provided in Section 1.9(a)) (other than Dissenting Shares), will be, by virtue of the Merger and without further action on the part of the Company, Merger Sub, Acquiror or any Company Stockholder, canceled, extinguished and converted into the right to receive as of the Effective Time: (i) an amount payable in cash, as reflected in the Spreadsheet, equal to the Indemnifying Equityholder Closing Amount Per Share, and (ii) any cash disbursements required to be made from the Escrow Cash with respect to such share of Company Common Stock to the former holder thereof in accordance with Section 8.4 hereof.
(c)    Company Options.
(i)    On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, each Qualifying Company Option (other than Qualifying Company Options held by the Persons listed on Schedule 1.9(c)), whether vested or unvested, will be, by virtue of the Merger and without further action on the part of any Company Optionholder, canceled, extinguished and converted into the right to receive from the Surviving Corporation, for each share of Company Common Stock issuable upon the cash exercise of such Qualifying Company Option, an amount payable in cash, as reflected in the Spreadsheet, equal to the Equityholder Amount Per Share less the exercise price of such Qualifying Company Option.
(ii)    On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, each Qualifying Company Option that is vested and held by one of the Persons listed on Schedule 1.9(c), will be, by virtue of the Merger and without further action on the part of any Company Optionholder, canceled, extinguished and converted into the right to receive from the Surviving Corporation, for each share of Company Common Stock issuable upon the cash exercise of such Qualifying Company Option, an amount payable in cash, as reflected in the Spreadsheet, equal to the Equityholder Amount Per Share less the exercise price of such Qualifying Company Option.
(iii)    At the Effective Time, (i) each Qualifying Company Option that is unvested and held by one of the Persons listed on Schedule 1.9(c) and (ii) each Non-qualifying Company Option will be, by virtue of the Merger and without further action on the part of any Company Optionholder, canceled and extinguished without any consideration therefor.
(iv)    For the avoidance of doubt, Acquiror shall not assume any Company Options in connection with the Merger.
(d)    Company Warrants. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, each Qualifying Company Warrant issued and outstanding immediately prior to the Effective Time and held by the Company Warrantholders, will be, by virtue of the Merger and without further action on the part of any Company Optionholder, be canceled, extinguished and converted into the right to receive, for each share of Company Common Stock issuable upon the cash exercise of such Qualifying Company Warrant, an amount payable in cash, as reflected in the Spreadsheet, equal to the Equityholder Amount Per Share less the exercise price of such Qualifying Company Warrant.
(e)    Capital Stock of Merger Sub. Each share of the capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Merger Sub, be converted into and become one share of the common stock of the Surviving Corporation (and the shares of the common stock of the Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub capital stock prior to the Effective Time will, following the Effective Time, evidence ownership of such number of shares of common stock of the Surviving Corporation.

(a)    Treatment of Company Common Stock Owned by the Company. At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.
(f)    Rights Not Transferable. The rights of the Effective Time Holders as of immediately prior to the Effective Time are personal to each such Effective Time Holder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.
(g)    Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
(h)    Purchase Price. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate consideration paid by Acquiror to the Company Equityholders pursuant to the Merger (including amounts deposited in the Escrow Fund and Expense Fund) exceed the Purchase Price minus the Company Net Working Capital Adjustment Amount.
1.10    Deposit of Escrow. As soon as reasonably practicable following the Closing Date (but in any event within two Business Days), Acquiror shall cause to be deposited with the Escrow Agent the Escrow Cash, which shall constitute partial security for the indemnification obligations of the Indemnifying Holders pursuant to Article VIII of this Agreement, and which shall be released to the Indemnifying Holders pro rata in accordance with and subject to the terms and upon the conditions contained in Section 8.4 hereof (the Escrow Cash, together with any interest that may be earned thereon, shall constitute an escrow fund, the “Escrow Fund”).
1.11    Surrender of Certificates.
(a)    Paying Agent. Wells Fargo Bank, N.A. shall act as the paying agent (the “Paying Agent”) in the Merger.
(b)    Exchange Procedures. Prior to or on the Closing Date, the Company will cause to be mailed or otherwise delivered to each holder of record (based on the addresses set forth on the Spreadsheet) (i) a letter of transmittal substantially in the form attached hereto as Exhibit J, and (ii) instructions for use in effecting the surrender of any stock certificates (each, a “Company Stock Certificate”) representing the issued and outstanding Company Capital Stock in exchange for the consideration owing to such Company Stockholder in respect thereof. Upon surrender of a Company Stock Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor of the amounts such Company Stockholder is entitled to receive at the Closing pursuant to Section 1.9. Until so surrendered, each Company Stock Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the right to the pro rata share of the Equityholder

Proceeds (less any applicable contributions to the Escrow Cash) into which such shares of Company Capital Stock shall have been so converted pursuant to the terms of this Agreement and as reflected in the Spreadsheet.
(c)    Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificate shall have been lost, stolen or destroyed, Acquiror shall issue in exchange for such Company Stock Certificate, following the making of an affidavit of that fact by the record holder thereof, such consideration as may be required pursuant to Section 1.9 in respect of such Company Stock Certificate; provided, however, that Acquiror may, in its good faith discretion and as a condition precedent to the issuance thereof, require the record holder of such Company Stock Certificate to deliver a bond in such sum or execute an indemnification agreement as Acquiror may reasonably direct as indemnity against any claim that may be made against Acquiror, the Company, and/or any of their respective representatives or agents with respect to such Company Stock Certificate.
(d)    No Further Ownership Rights in the Company Capital Stock. All consideration paid or payable following the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be so paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Company of shares of Company Capital Stock which were issued and outstanding immediately prior to the Effective Time.
1.12    Tax Consequences and Withholding Rights.
(a)    The parties intend that the Merger shall be treated as a taxable purchase of securities of the Company pursuant to the Code. However, Acquiror makes no representations or warranties to the Company or to the Company Stockholders regarding (i) the tax treatment of the Merger or (ii) any of the tax consequences to the Company or the Company Stockholders of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. The Company and the Company Stockholders acknowledge that the Company and the Company Stockholders are relying solely on their own tax advisors in connection with the Merger, this Agreement and the other transactions or agreements contemplated hereby.
(b)    Acquiror and the Company shall be entitled to report, deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any holder of any shares of Company Capital Stock or Qualifying Company Options such amounts as Acquiror or the Company is required to report, deduct and withhold with respect to any such deliveries and payments under the Code or any provision of applicable law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been delivered to such holders and paid to the appropriate Tax Authority in respect of which such deduction and withholding was made.
1.13    Dissenting Shares. Notwithstanding anything contained herein to the contrary, any Dissenting Shares shall not be converted into the right to receive the merger consideration provided for in Section 1.9, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to Delaware Law or California Law, as applicable. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law or California Law, as applicable, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with Delaware Law or California Law, as applicable (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the amounts payable pursuant to Section 1.9, if any, in respect of such shares as if such shares never had been Dissenting Shares, and Acquiror shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.9, following the satisfaction of the applicable conditions set forth in Section 1.9, the amounts to which such holder would be entitled in respect thereof under Section 1.9 as if such shares never had been Dissenting Shares. The Company shall give Acquiror (A) prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law or California Law, as applicable, and received by the Company and (B) the right to direct all negotiations and proceedings with respect to demands for appraisal or purchase under Delaware Law or California Law, as applicable. The Company shall not, except with the prior written consent of Acquiror, or as otherwise required under Delaware Law or California Law, as applicable, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. The payout of consideration under this Agreement to the Effective Time Holders (other than to holders of Dissenting Shares who shall be treated as provided in this Section 1.13 and under Delaware Law or California Law, as applicable) shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights under Delaware Law or California Law, as applicable, by any other stockholder of the Company.
1.14    Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to the disclosures set forth in the disclosure schedule of the Company to be delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Company Disclosure Schedule”) (each of which disclosures (i) in order to be effective as an exception to the representations and warranties contained in any Section of this Article II, shall (a) clearly indicate such Section and, if applicable, the Subsection of this Article II to which such disclosure relates or (b) upon a reading thereof, without any independent knowledge of the subject matter thereof, reasonably apparently apply to such Section; and (ii) shall in any event also be deemed to be representations and warranties made by the Company to Acquiror under this Article II), the Company represents and warrants to Acquiror as of the Agreement Date and as of the Closing Date as follows:
2.1    Organization, Good Standing, Corporate Power and Qualification. The Company is duly organized, validly existing and in good standing, under the laws of the State of Delaware. The Company has the requisite corporate power and authority to enter into and perform this Agreement and all other agreements required to be entered into and performed by the Company under this Agreement (the “Company Related Agreements”), to own and operate its properties and assets and to carry on its business as it is presently being conducted. The Company is duly qualified and is authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect on the Company.

2.2    Capitalization.
(a)    The authorized capital stock of the Company consists of (i) 25,000,000 shares of Company Common Stock, of which 9,513,113 shares are issued and outstanding as of the Agreement Date; and (ii) 7,350,238 shares of Company Preferred Stock, all of which shares are designated as Series A Preferred Stock, 7,350,231 of which shares are issued and outstanding as of the Agreement Date. Section 2.2(a) of the Company Disclosure Schedule sets forth a complete list, as of the Agreement Date, of (w) the name of all record holders of Company Capital Stock, (x) the number of shares held by each such holder and (y) whether any of such shares are restricted and the vesting of any such restricted shares, including the extent to which any such vesting has occurred as of the date hereof and whether (and to what extent) the vesting will be accelerated by the transactions contemplated by this Agreement, and (z) whether any Person has beneficial ownership over the Company Capital Stock who is different from the record holder thereof. No claim has been made or, to the Company’s Knowledge, threatened to the Company, asserting that any Person other than a Person listed on Section 2.2(a), Section 2.2(b) and Section 2.2(c) of the Company Disclosure Schedule is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any securities (including Company Options and Company Warrants) of, or any other voting, equity or ownership interest in, the Company or that any person listed on Section 2.2(a) of the Company Disclosure Schedule is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, other than the number and class of securities set forth on such schedules, any securities (including options and warrants) of, or any other voting, equity or ownership interest in, the Company.
(b)    The Company has reserved 5,740,762 shares of Company Common Stock for issuance to employees, non-employee directors, advisors, and consultants pursuant to the Company Option Plan, of which 1,610,750 shares are subject to outstanding and unexercised Company Options, and 2,365,999 shares remain available for issuance thereunder. Section 2.2(b) of the Company Disclosure Schedule sets forth a complete list, as of the Agreement Date, of (i) the name and address of all holders of Company Options, (ii) the number of Company Options held by each such holder, (iii) the exercise price of such Company Option, (iv) the date of grant of such Company Option, as the grant date is defined under U.S. Treasury Regulation 1.409A-1(a)(5)(vi) (the “Grant Date”), (v) the extent of vesting of any Company Options as of the Closing Date, taking into account the acceleration of unvested Company Options contemplated by this Agreement, (vi) whether such Company Option is intended to qualify as an incentive stock option under Section 422 of the Code, and whether such Company Option so qualifies and (vii) whether such Company Option is a Qualifying Company Option.
(c)    68,906 shares of Company Common Stock reserved by the Company are subject to issued, outstanding and unexercised Company Warrants. Section 2.2(c) of the Company Disclosure Schedule sets forth a complete list, as of the Agreement Date, of (i) the name of all holders of Company Warrants, (ii) the number of Company Warrants held by each such holder, (iii) the vesting, if any, of any such Company Warrants as of the Closing Date, taking into account the any acceleration of unvested Company Warrants contemplated by this Agreement and (iv) whether such Company Warrant is a Qualifying Company Warrant.
(d)    Except as set forth in this Section 2.2, there are no other outstanding shares of Company Capital Stock or voting securities of the Company as of the Agreement Date. No shares of Company Capital Stock are held in treasury by the Company. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive or similar rights. As of the Agreement Date, each issued and outstanding share of Company Preferred Stock is convertible into one share of Company Common Stock.

(e)    All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, preemptive rights, rights of first refusal, repurchase rights, redemption rights or “put” or “call” rights created by statute, the certificate of incorporation or bylaws, or any Contract to which the Company is a party or by which the Company is bound. All issued and outstanding shares of Company Capital Stock were issued in material compliance with all applicable Legal Requirements and all material requirements set forth in applicable Contracts. There is no Liability for dividends accrued and unpaid by the Company.
(f)    With respect to the Company Options issued pursuant to the Company Option Plan, (i) each grant of an option was duly authorized no later than the Grant Date by all necessary corporate action, (ii) all Company Options have an exercise price equal to no less than the fair market value of the underlying shares of Company Common Stock on the Grant Date, as determined in accordance with Section 409A of the Code, (iii) each such grant was made in accordance with the terms of the Company Option Plan, and (iv) the Company Option Plan is the only plan or program the Company maintains under which outstanding options to acquire Company Common Stock, restricted stock, stock appreciation rights or other compensatory equity-based awards have been or may be granted.
(g)    No bonds, debentures, notes or other indebtedness of the Company (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting shares of the Company, is issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).
(h)    Other than as set forth in this Section 2.2, as of immediately prior to the Closing, there will be no warrants, options, calls, commitments, rights or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock, options, warrants or other rights to purchase shares of Company Capital Stock or other securities of the Company, or any Company Voting Debt, or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right or Contract. There are no Contracts relating to voting, purchase or sale of any shares of Company Capital Stock (i) between or among the Company and any of its securityholders and (ii) to the Company’s Knowledge, between or among any of the Company’s securityholders.
2.3    No Subsidiaries. The Company does not have any Subsidiaries and does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, trust, joint venture, association, or other entity. Since its inception, the Company has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any corporation, partnership, association or other business entity.
2.4    Due Authorization; Noncontravention.
(a)    Subject to obtaining the Company Stockholder Approval, the Company has all requisite corporate power and authority to enter into this Agreement and the Company Related Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company Board, by resolutions duly authorized (and not thereafter modified or rescinded) by the unanimous vote of the Company Board, has approved and adopted this Agreement and the Company Related Agreements (if required), has approved the Merger, determined that this Agreement (and any Company Related Agreements to which the Company is a party) and the terms and conditions of the Merger, this Agreement and the Company Related Agreements are advisable and in the best interests of the Company and Company Stockholders, and directed that the adoption of this Agreement and approval of the Merger be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement and approve the Merger. The affirmative votes of (A) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting together as a single voting class on an as-converted to Company Common Stock basis), (B) the holders of at least a majority of the outstanding shares of Company Series A Preferred Stock and (C) the holders of a majority of the outstanding shares of Company Common Stock are the only votes of the holders of shares of Company Capital Stock necessary to adopt this Agreement and approve the Merger (the “Minimum Company Stockholder Approval”). The execution of the Company Stockholder Consent by the Major Stockholders is sufficient to obtain the Minimum Company Stockholder Approval.
(b)    The execution and delivery of this Agreement and the Company Related Agreements by the Company does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) result in the creation of any Encumbrance on any of the material properties or assets of the Company or, to the Company’s Knowledge, any shares of Company Capital Stock or (ii) conflict with, or result in any material violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the certificate of incorporation or bylaws of the Company, in each case as amended to date, (B) any Contract of the Company or any Contract applicable to any of its material properties or assets or (C) any Legal Requirements applicable to the Company or any of its material properties or assets.
(c)    No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement, the Company Related Agreements or the consummation of the transactions contemplated hereby or thereby other than the filing of the Certificate of Merger as provided in Section 1.2.
(d)    The Company, the Company Board and the Company Stockholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the organizational or governing documents of the Company will not be applicable to any of Acquiror, the Company or the Surviving Corporation, or to the execution, delivery, or performance of this Agreement, or to the transactions contemplated hereby, or to the Company Stockholder Approval.
2.5    Litigation. There is no private or governmental action, suit, proceeding, claim, mediation, arbitration or investigation pending before any Governmental Entity, or, to the Company’s Knowledge, threatened against the Company or any of its assets or properties or any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company). There is no judgment, decree, injunction or order against the Company or any of its assets or properties, or, to the Company’s Knowledge, any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company). The Company does not have any action, suit, proceeding, claim, mediation, arbitration or investigation pending against any other Person. The

Company has no Liabilities with respect to, or any action, suit or claim pending before any Governmental Entity (or to the Company’s Knowledge any reasonable basis for any action, suit or claim).
2.6    Restrictions on Business Activities. There is no Contract, judgment, injunction, order or decree binding upon the Company, or to the Knowledge of the Company, binding upon any Key Personnel of the Company, which restricts or prohibits, or purports to restrict or prohibit, or has or would reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting, restricting or impairing any business practice of the Company, any acquisition of property by the Company or the conduct or operation of the Company’s business.
2.7    Compliance with Laws; Governmental Permits.
(a)    The Company has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any Legal Requirement with respect to the conduct of its business, or the ownership or operation of its business. None of the Company or any director, officer, Affiliate or employee thereof (in their capacities as such or relating to their employment, services or relationship with the Company), has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (i) governmental official or employee, (ii) political party or candidate thereof or (iii) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.
(b)    The Company has obtained each material governmental consent, license, permit, grant or other authorization of a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its assets or properties or (ii) that is required for the operation of the Company’s business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Company Authorizations”). The Company Authorizations are in full force and effect. The Company has not received any notice or other communication from any Governmental Entity regarding (A) any actual or possible violation of law or any Company Authorization or any failure to comply with any term or requirement of any Company Authorization or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. The Company has materially complied with all of the terms of the Company Authorizations and none of the Company Authorizations will be terminated or materially impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.
2.8    Intellectual Property.
(i)    As used in this Agreement, the following terms have the meanings indicated below:
(i)    “Company Intellectual Property” means any and all Intellectual Property Rights (as defined below) that are owned or purported to be owned by the Company or any of its Subsidiaries (which, for purposes of this Section 2.8 shall include the Company’s predecessor entity NetCitadel LLC, a California limited liability company), including without limitation all Company Registered Intellectual Property.
(ii)    “Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company and the next generation of all products or services currently under development by the Company as of the Closing Date, including ThreatOptics.

(iii)    “Company Registered Intellectual Property” means all United States, international and foreign: (A) patents and outstanding patent applications (including outstanding provisional applications), (B) registered trademarks, outstanding applications to register trademarks, outstanding intent-to-use applications, or other registrations or outstanding applications related to trademarks, (C) registered Internet domain names, (D) registered copyrights and outstanding applications for copyright registration and (E) any other Intellectual Property that is the subject of an outstanding application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority, in each case, owned by, registered or filed in the name of, the Company.
(iv)    “Company Source Code” means, collectively, any software source code , any material portion or aspect of software source code, or any material proprietary information or algorithm contained in any software source code, of any Company Intellectual Property or Company Products.
(v)    “Intellectual Property” or “Intellectual Property Rights” means any and all worldwide industrial and intellectual property rights and all rights associated therewith, including all patents and outstanding applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and outstanding applications therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and outstanding applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and outstanding applications therefor, and all other rights corresponding thereto, all mask works, mask work registrations and outstanding applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, all computer software, including all source code, object code, firmware, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing.
(vi)    “Third Party Intellectual Property” means any and all Intellectual Property Rights owned by a third party.
(j)    Status.
(i)    The Company owns or has a valid right or license to use all Intellectual Property Rights used in or necessary for the conduct of the business of the Company.
(ii)    The Company has not transferred ownership of any Intellectual Property that is or was Company Intellectual Property, to any third party, or knowingly permitted the Company’s rights in any Intellectual Property that is or was Company Intellectual Property to enter the public domain or, with respect to any Intellectual Property for which the Company has submitted an application or obtained a registration, lapse (other than through intentional abandonment, non-renewal in the ordinary course or the expiration of registered Intellectual Property at the end of its maximum statutory term).
(iii)    The Company owns and has good title to each item of Company Intellectual Property and each item of Company Registered Intellectual Property, free and clear of any Encumbrances (other than non-exclusive licenses of software granted by the Company in the ordinary course of business and consistent with past practice). To the Company’s Knowledge, the right, license and interest of the

Company in and to all Third Party Intellectual Property Rights licensed by the Company from a third party are free and clear of all Encumbrances (other than Permitted Encumbrances) arising by or through Company.
(iv)    Neither the execution and delivery or effectiveness of this Agreement, the consummation of the transactions contemplated by the Agreement, nor the performance of the Company’s obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company Intellectual Property, or impair the right of the Company or Acquiror to use, possess, sell or license any Company Intellectual Property or portion thereof. After the Closing, all Company Intellectual Property will be fully transferable, alienable or licensable by Acquiror without restriction and without payment of any kind to any third party.
(v)    Section 2.8(b)(v) of the Company Disclosure Schedule lists all current Company Products by name and version number.
(vi)    Section 2.8(b)(vi) of the Company Disclosure Schedule lists all Company Registered Intellectual Property including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any outstanding application for such issuance and registration has been filed, or in which any other outstanding filing or recordation has been made.
(vii)    Each item of Company Registered Intellectual Property is (A) valid, (B) enforceable and (C) subsisting (or, in each of (A), (B) and (C), in the case of outstanding applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s ownership interests therein.
(viii)    The Company is not, nor shall it be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement, in breach of any Contract governing any Intellectual Property Rights (the “IP Rights Agreements”) and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to the IP Rights Agreements, or give any non-Company party to any IP Rights Agreement the right to do any of the foregoing. Following the Closing, Acquiror will not be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property Rights of any third party in the operation of the business of the Company as such business is currently conducted by the Company in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby.
(ix)    There are no royalties, honoraria, fees or other payments payable by the Company to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-out, sale, marketing, advertising or disposition of any Company Intellectual Property by the Company.
(x)    To the Company’s Knowledge, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company Intellectual Property, by any third party, including any employee or former employee of the Company. The Company has not brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property or breach of any IP Rights Agreement.

(xi)    The Company has not been sued in any suit, action or proceeding (or received any written notice or, to the Company’s Knowledge, written or oral threat) which involves a claim of infringement or misappropriation of any Intellectual Property right of any third party or which contests the validity, ownership or right of the Company to exercise any Intellectual Property right. The Company has not received any written communication that involves an offer to license or grant any other rights or immunities under any Third Party Intellectual Property Right. This Section together with subsections (xii) through (xiv) below shall be the only representations or warranties in this Agreement with respect to matters of infringement, misappropriation or other violation of any Third Party Intellectual Property or Intellectual Property Rights, and no other provision in this Agreement will be construed as such.
(xii)    The operation of the business of the Company as such business is currently conducted by the Company, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product in any country in the world, (ii) the use, distribution, licensing or exploitation of any Company Intellectual Property and (iii) the use of any product, device or process used in the business of the Company as currently conducted by the Company, does not and will not infringe or misappropriate the Intellectual Property of any third party and does not and will not constitute unfair competition or unfair trade practices under the laws of any jurisdiction and there is no substantial basis for a claim that the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product or the operation of the business of the Company is infringing or has infringed on or misappropriated any Intellectual Property of a third party.
(xiii)    None of the Company Intellectual Property, the Company Products or the Company is subject to any proceeding (other than normal patent prosecution proceedings) or outstanding order, Contract or stipulation (A) restricting in any manner the use, transfer, or licensing by the Company of any Company Intellectual Property or any Company Product, or which may affect the validity, use or enforceability of any such Company Intellectual Property or Company Product, or (B) restricting the conduct of the business of the Company in order to accommodate third party Intellectual Property rights.
(xiv)    The Company has not received any opinion of counsel that any Company Product or the operation of the business of the Company, as previously or currently conducted, or as currently proposed to be conducted by the Company, infringes or misappropriates any Third Party Intellectual Property Rights.
(xv)    The Company has secured from all of its consultants, employees and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company Intellectual Property unencumbered and unrestricted exclusive ownership of all such third party’s Intellectual Property in such contribution that the Company does not already own by operation of law and such third party has not retained any rights or licenses with respect thereto. Without limiting the foregoing, the Company has obtained proprietary information and invention disclosure and assignment agreements from all current and former employees and consultants of the Company.
(xvi)    To the Company’s Knowledge, no current or former employee, consultant or independent contractor of the Company: (A) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission or (B) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.
(xvii)    The employment of any employee of the Company or the use by the Company of the services of any consultant or independent contractor does not subject the Company to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company, whether such Liability is based on contractual or other legal obligations to such third party.
(xviii)    No current or former employee, consultant or independent contractor of the Company has any right, license, claim or interest whatsoever in or with respect to any Company Intellectual Property or Company Product.
(xix)    To the extent that any Intellectual Property that is or was Third Party Intellectual Property Right is incorporated into, integrated or bundled with, or used by the Company or its Subsidiaries in the development, manufacture or compilation of any of the Company Products, the Company or a Subsidiary (A) have obtained complete, unencumbered and unrestricted ownership of, and are the exclusive owners of such Intellectual Property by operation of law or by valid assignment, or (B) have obtained licenses (sufficient for the conduct of its business as currently conducted or presently proposed to be conducted by the Company) to all such Third Party Intellectual Property Rights that cannot be terminated by the licensor except for breach by the Company.
(xx)    The Company has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information included in the Company Intellectual Property (“Confidential Information”). All use, disclosure or appropriation of Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a written Contract between the Company and such third party. All use, disclosure or appropriation of Confidential Information by the Company not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful. All current and former employees and consultants of the Company having access to Confidential Information or proprietary information of any of their respective customers or business partners have executed and delivered to the Company an agreement regarding the protection of such Confidential Information or proprietary information (in the case of proprietary information of the Company’s customers and business partners, to the extent required by such customers and business partners).
(xxi)    Section 2.8(b)(xxi) of the Company Disclosure Schedule lists all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) embedded in or used in the development of any Company Products, and describes the manner in which such Open Source Materials were used (such description shall include whether the Open Source Materials were modified and/or distributed by the Company). The Company is in compliance in all material respects with the terms and conditions of all licenses for the Open Source Materials.

(xxii)    The Company has not: (A) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Intellectual Property or Company Products, (B) distributed Open Source Materials in conjunction with any Company Intellectual Property or Company Products or (C) used Open Source Materials, in such a way that, with respect to (A), (B) or (C), creates, or purports to create obligations for the Company with respect to any Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under any Company Intellectual Property (including using any Open Source Materials in a manner that requires, as a condition of such use, modification and/or distribution of such Open Source Materials that other software constituting Company Intellectual Property that the Company has incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works or (z) redistributable at no charge).
(xxiii)    The software included in the Company Products or software used in the provision of any Company Product: (A) has sufficiently documented source code enabling a reasonably skilled (in the relevant technology) software developer to understand, modify, compile and otherwise utilize all aspects of the related Technology without reference to other sources of information, (B) is free from known material defects or deficiencies, errors in design, and operating defects (the correction or remediation of which would require material time or cost to the Company or Acquiror) and (C) does not contain any disabling mechanisms or protection features which are designed to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which Company Product software is stored or installed or damage or destroy any data or file without the user’s consent.
(xxiv)    All Company Products sold, licensed, leased or delivered by the Company to customers and all services provided by or through the Company to customers on or prior to the Closing Date conform to applicable contractual commitments, express and implied warranties and to any representations provided to customers and conform in all material respects to packaging, advertising and marketing materials and to applicable product or service specifications or documentation, all to the extent any such warranties, representations, materials, specifications or documentation are not subject to legally effective express exclusions thereof. The Company has no Liability (and, to the Company’s Knowledge, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Financial Statements. The Company Products can be legally sold in each geographical market in which they are sold or marketed.
(xxv)    The Company has used commercially reasonable efforts to document all material bugs, errors and defects in all the Company Products, and such documentation is retained and is available internally at the Company.
(xxvi)    To the Company’s Knowledge, for all software used by the Company in providing services, or in developing or making available any of the Company Products, the Company has implemented any and all security patches or upgrades that are generally available for that software.
(xxvii)    No (A) government funding, (B) facilities of a university, college, other educational institution or research center or (C) funding from any Person (other than funds received in consideration for shares of Company Capital Stock) was used in the development of the Company Intellectual Property or Company Products. To the Company’s Knowledge, no current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property or Company Products, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.
(xxviii)    Neither the Company nor any other Person then acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Person then acting on its behalf to any Person of any Company Source Code. Section 2.8(b)(xxviii) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrowholder or any other Person, any of the Company Source Code, and describes whether the execution of this Agreement or any of the transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code.
(xxix)    The Company is not now and has not ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate any of the Company to grant or offer to any other Person any license or right to any Company Intellectual Property. In addition, if any Company Intellectual Property were acquired from a Person other than an employee of or contractor to the Company, then, to the Company’s Knowledge such Person is not now nor has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to have required or obligated such Person to grant or offer to any other Person any license or right to such Intellectual Property. The Company has no present obligation (and there is no substantial basis to expect that there will be a future obligation) to grant or offer to any other Person any license or right to any Company Intellectual Property by virtue of Company’s or any other Person’s membership in, promotion of, or contributions to any industry standards body or any similar organization.
(xxx)    The Company has a written privacy policy which governs its collection, use and disclosure of Personal Information, and the Company is in material compliance with its privacy policy. Such privacy policy is in the form previously provided to Acquiror. All required consents to the collection, use or disclosure of Personal Information in connection with the conduct of the Company’s business (including disclosure to Affiliates of the Company) have been obtained. The Company has complied in all material respects with all applicable Legal Requirements and in all material respects with the Company’s internal privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by the Company or by third parties having authorized access to the records of the Company, including that the Company’s information processing in this regard has been carried out in accordance with applicable Legal Requirements, and, as and when required by applicable Legal Requirements, the Company has notified the relevant Governmental Entities of its information processing. The execution, delivery and performance of this Agreement will comply with all applicable Legal Requirements relating to privacy and with the Company’s privacy policy. The Company has not received a complaint regarding the Company’s collection, use or disclosure of personally identifiable information.
(xxxi)    The Company has not undergone any audit or regulatory inquiry from any Governmental Entity with respect to privacy and/or data security of personally identifiable information and, to the Company’s Knowledge, is not subject to any current inquiry from any Governmental Entity (including complaints from any individuals provided to such Governmental Entity regarding same. To the Company’s

Knowledge, the Company has not experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including personally identifiable information in the Company’s possession, custody or control. The Company’s computer systems hardware and software and all programs available on and run by such computer systems (taken as a whole) are in such operating condition and repair (subject to normal wear and tear) as necessary for the conduct of the business of the Company as currently conducted. To the Company’s Knowledge, such computer systems contain no virus or potentially harmful program codes.
2.9    Company Financial Statements.
(a)    Attached as Section 2.9(a) of the Company Disclosure Schedule are the Company’s balance sheets, statements of operations and cash flows for the fiscal years of the Company ended April 30, 2012, 2013 and 2014 (referred to herein as the “Company Balance Sheet” and the date thereof, the “Company Balance Sheet Date”, and all such financial statements being collectively referred to herein as the “Company Financial Statements”). Such Company Financial Statements (i) were prepared in accordance with the books and records of the Company, (ii) present fairly in all material respects the financial condition of the Company at the date or dates therein indicated and the results of operations for the period or periods therein specified and (iii) have been prepared in accordance with GAAP except for the omission of notes thereto and customary year-end audit adjustments.
(b)    The Company does not have any Liabilities of any nature, other than (i) those set forth or adequately provided for in the Company Balance Sheet, (ii) those incurred in the conduct of the Company’s business since the Company Balance Sheet Date in the ordinary course, consistent with past practice, which are of the type that ordinarily recur and, which are not, individually or in the aggregate, material in nature or amount and do not result from any breach of contract, warrant, infringement, tort or violation of any Legal Requirement, (iii) those incurred by the Company in connection with the execution of this Agreement or the performance by the Company of its obligations hereunder and (iv) Liabilities that are listed on Section 2.9(b) of the Company Disclosure Schedule. Except for Liabilities reflected in the Company Financial Statements, the Company has no off balance sheet liability of any nature to, or any financial interest in, any third party or entity, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company.
(c)    Section 2.9(c) of the Company Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which the Company maintains accounts and the name of all persons authorized to make withdrawals therefrom.
(d)    Neither the Company, nor to the Company’s Knowledge, any current or former employee, advisor, consultant or director of the Company, has identified or been made aware of any fraud, whether or not material, that involves the Company’s management or other current or former employees, consultants, advisors or directors of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing.
2.10    Title to Property and Assets.
(e)    The Company has good and marketable title to all of its properties, and interests in properties and assets, real and personal, reflected on the Company Financial Statements or acquired after the Company Balance Sheet Date, except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business and consistent with past practice, or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances other than Permitted Encumbrances. The personal property and equipment (taken as a whole) are in such operating condition and repair (subject to normal wear and tear) as necessary for the conduct of the business of the Company as currently conducted. All properties used in the operations of the Company are reflected on the Company Financial Statements to the extent required under GAAP to be so reflected. Section 2.10 of the Company Disclosure Schedule identifies each parcel of real property leased by the Company. The Company has adequate rights of ingress and egress into any real property used in the operation of their respective businesses. The Company has heretofore provided to Acquiror’s counsel true, correct and complete copies of all leases, subleases and other agreements under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto. The Company does not currently own any real property.
(f)    The assets and properties owned by or leased or licensed to the Company (i) constitute all of the assets and properties that are necessary for the Company to conduct, operate and continue the conduct and operation of the Company’s business and to sell and otherwise enjoy full rights to exploitation of its assets, properties and all products and services that are provided in connection with its assets and properties as such business is currently conducted and (ii) constitute all of the assets and properties that are used in the conduct or operation of the Company’s business as such business is currently conducted, without (A) the need for Acquiror to acquire or license any other asset, property or Intellectual Property or (B) the breach or violations of any Contract.
2.11    Absence of Certain Changes. Since the Company Balance Sheet Date:
(c)    the Company has not declared or paid any dividends, or authorized or made any distribution upon or with respect to any Company Common Stock;
(d)    the Company has not incurred any indebtedness for money borrowed or incurred any other Liabilities individually in excess of $10,000 or in excess of $25,000 in the aggregate;
(e)    the Company has not made any loans, guarantees or advances to any Person, other than ordinary advances for expenses;
(f)    the Company has not sold, exchanged or otherwise disposed of any material assets or rights other than non-exclusive licenses in the ordinary course of its business;
(g)    the Company has not entered into any transactions with any of its officers, directors or employees or any entity controlled by any of such individuals;
(h)    to the Company’s Knowledge, there has not been any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Company;
(i)    there has not been any waiver by the Company of a valuable right or of a material debt owed to it;
(j)    any increase in, or modification of, the compensation or benefits payable or to become payable by the Company to any of its directors, employees or consultants (other than increases in the ordinary course of business and consistent with past practice in the base salaries of employees who are not officers or Key Personnel of the Company in an amount that does not exceed 10% of such base salaries), and the Company has not entered into any Contract to grant or provide (nor has granted any) severance, acceleration of vesting or other similar benefits to any such Persons;
(k)    any execution of any employment agreements or service Contracts (other than employment offer letters for newly-hired employees and service Contracts, in each case in the ordinary course of business and consistent with past practice and that are immediately terminable by the Company without cost) or the extension of the term of any existing employment agreement or service Contract with any Person in the employ or service of the Company other than automatic extensions under such existing employment agreement or service Contract;
(l)    there has not been any material change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for in this Agreement and the Company Related Agreements;
(m)    there has not been any resignation or termination of employment of any officer or Key Personnel and the Company has no Knowledge of any impending resignation or termination of employment of any such officer or Key Personnel (except for the resignations of directors and officers required by Section 1.4(a)(iii) of this Agreement);
(n)    there has not been any change in any tax election or method of tax accounting, or any settlement or final determination of any tax audit, claim, investigation, litigation or other proceeding or assessment;
(o)    to the Company’s Knowledge, there has not occurred any event or events that have had, or could reasonably be expected to have, a Material Adverse Effect on the Company; and
(p)    there has not been any arrangement or commitment by the Company or, to the Company’s Knowledge, any other Person acting on its behalf to do any of the things described in this Section 2.11.
2.12    Interested Party Transactions. None of the Key Personnel or officers or directors of the Company and, to the Company’s Knowledge, the employees or stockholders of the Company or any immediate family member or other closely related Person of an officer, director, employee or stockholder of the Company, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any of its Subsidiaries (except with respect to any interest in less than 5% of the shares of any corporation whose shares are publicly traded). No such Person is a party to, or to the Company’s Knowledge, otherwise directly or indirectly interested in, any Contract to which the Company is a party or by which the Company or any of its assets or properties may be bound or affected, except for services or employment-related contracts or agreements as an officer, director or employee of the Company and standard Company stockholder contracts or agreements. All transactions between the Company and its officers, directors, employees or stockholders, members of their immediate families or other closely related Persons has been conducted on commercially reasonable terms. To the Company’s Knowledge, no such Person has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the business of the Company, except for the rights of stockholders under applicable Legal Requirements.
2.13    No Finder’s Fees; Transaction Expenses. The Company neither is nor will be obligated for any finder’s or broker’s fee or commission in connection with the transactions contemplated by this Agreement.

2.14    Insurance. Section 2.14 of the Company Disclosure Schedule lists all insurance policies (by policy number, insurer, location of property insured, annual premium, expiration date, and amount and scope of coverage) held by Company, copies of which have been provided to Acquiror. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company has received no written notice of default under the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.
2.15    Tax Matters.
(a)    The Company and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company is or has been a member, have properly completed and timely filed, or caused to be properly completed and timely filed, all Tax Returns required to be filed by them and have timely paid all Taxes whether or not shown on any Tax Return. All Tax Returns were complete and accurate and have been prepared in compliance with all applicable Legal Requirements. The Company has made available to Acquiror correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company.
(b)    The Company Financial Statements reflect all Liabilities for unpaid Taxes of the Company for periods (or portions of periods) through the Company Balance Sheet Date. The Company has no Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business and consistent with past practice subsequent to the Company Balance Sheet Date.
(c)    There is (i) no claim for Taxes being asserted against the Company that has resulted in an Encumbrance (other than Permitted Encumbrances) against the property of the Company, (ii) no audit or, to the Company’s Knowledge, pending audit of, or Tax controversy associated with, any Tax Return of the Company being conducted by a Tax Authority and there is no reasonable ground for any Tax controversy, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company currently in effect and (iv) no agreement to any extension of time for filing any Tax Return which has not been filed. No claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
(d)    The Company is not a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement, and the Company does not have any Liability or potential Liability to another Person under any such agreement.
(e)    Neither the Company nor any predecessor of the Company has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation.
(f)    The Company has no Liability for the Taxes of any Person (other than the Company) as a transferee or successor, by Contract or otherwise.
(g)    The Company will not be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing

Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.
(h)    The Company has provided to Acquiror all material information and documentation relating to any Tax attributes (including net operating loss carry forwards and general business Tax credits) of the Company and all such documentation and information are true and correct in all material aspects.
(i)    The Company has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities.
(j)    No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company may be subject to taxation by that jurisdiction.
(k)    The Company has not ever been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(l)    The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(m)    The Company is, and always has been, a C corporation as defined in Section 1361(a) of the Code.
(n)    The Company has not consummated, has not participated in, or is not currently participating in any transaction which was or is a reportable transaction within the meaning of Section 6707A of the Code or which was or is a “tax shelter” transaction within the meaning of Sections 6111 (as in effect before enactment of the American Jobs Creation Act of 2004) or 6662 of the Code.
(o)    The Company will not be required to include any material amount in income, or exclude any material amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) entered into prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) that occurred on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date or (vi) election under Section 108(i) of the Code.
(p)    The Company has maintained records in sufficiently useable form and detail to substantiate to the applicable Tax Authorities that any research and development (“R&D”) expenditures claimed in computing an R&D credit on a previously filed income Tax Return qualify for such R&D credit. The Company is in compliance with any additional requirements required by applicable Legal Requirements to substantiate any other applicable Tax holidays, incentives or credits.
(q)    The Company has complied (and until the Closing will comply) with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes, has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including applicable foreign Taxes, as well as federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding Legal Requirements, and has timely filed all withholding Tax Returns, for all periods through and including the Closing Date.
(r)    The Company has delivered to Acquiror true, correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS Center with respect to any Company Capital Stock that was initially subject to a vesting arrangement or to other property issued by the Company to any of its employees, non-employee directors, consultants or other service providers.
(s)    Schedule 2.15(q) of the Company Disclosure Schedule lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company is a party. Each such nonqualified deferred compensation plan to which the Company is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code. The Company is under no obligation to gross up any Taxes under Section 409A of the Code.
(t)    There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or Plan Affiliate to which the Company is a party or by which the Company is bound that, considered individually or considered collectively with any other agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state or local Tax law) or characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state or local Tax law). Schedule 2.15(r) of the Company Disclosure Schedule lists each Person (whether United States or foreign) who as of the Closing will be, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder). No securities of the Company or any Company Stockholder is readily tradable on an established securities market or otherwise (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) such that the Company is ineligible to seek shareholder approval in a manner that complies with Section 280G(b)(5) of the Code. The Company has not ever had any obligation to report, withhold or gross up any excise Taxes under Section 280G or Section 4999 of the Code.
(u)    Schedule 2.15(s) lists each holder of the Company’s securities that is subject to a “substantial risk of forfeiture” (as defined in Section 83 of the Code and the Treasury Regulations promulgated thereunder) and indicates for each such holder whether (i) the Company has a copy of a Section 83(b) election filed with respect to such Company Capital Stock and (ii) whether such holder is, or was, a W-2 employee of the Company.
2.16    List of Material Agreements.
(a)    Except for this Agreement and the Contracts specifically identified in Section 2.16 of the Company Disclosure Schedule, the Company is not a party to or bound by any of the following Contracts (each, as amended, a “Material Contract”):
(vii)    any Contract with a (A) Significant Customer or (B) Significant Supplier;

(viii)    any distributor, original equipment manufacturer, reseller, value added reseller, sales, advertising, agency or manufacturer’s representative Contract pursuant to which any Person has a right to market, resell or distribute any Company Product;
(ix)    any Contract providing for payments (except for payments to employees) by or to the Company (or under which the Company has made or received such payments) in the period since the Company’s inception in an amount of $25,000 or more;
(x)    any Contract that expires or may be renewed at the option of any Person other than the Company so as to expire more than one year after the date of this Agreement, other than a Contract which is terminable for any reason by the Company within one year after the date of this Agreement;
(xi)    any Contract, Company Employee Plan, or Company Option Plan pursuant to which Company Capital Stock or securities denominated in Company Capital Stock may be, or have been, issued to service providers to the Company or any Subsidiary thereof;
(xii)    any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;
(xiii)    any Contract for capital expenditures in excess of $25,000 in the aggregate;
(xiv)    any Contract limiting the freedom of the Company to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting the right of the Company to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;
(xv)    any Contract pursuant to which the Company is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in excess of $25,000 per annum;
(xvi)    any Contract (A) with any of its officers, directors, employees or stockholders or any member of their immediate families or other closely related Persons or (B) with any Person with whom the Company does not deal at arm’s length;
(xvii)    any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to and/or statements regarding, the obligations, Liabilities or indebtedness of any other Person, other than (A) Intellectual Property and other indemnities granted by the Company under any Contract listed in Sections 2.16(a)(xii) or (xiii) of the Company Disclosure Schedule, (B) “shrink wrap” and similar generally available commercial end-user licenses to software and (C) Open Source Materials;
(xviii)    all licenses, sublicenses and other Contracts as to which the Company is a party and pursuant to which any Person is authorized to use any Company Intellectual Property or pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any Company Intellectual Property or pursuant to which the Company agrees to encumber, transfer or sell rights in or with respect to any Company Intellectual Property, except in each case non-exclusive end-user licenses granted by the Company in the ordinary course of business;
(xix)    other than Open Source Materials and “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with or used in the development or provision of the Company Products that have an individual acquisition cost of $5,000 or less (“Commercially Available Software”), all licenses, sublicenses and other Contracts to which the Company is a party and pursuant to which the Company acquired or is authorized to use any Third Party Intellectual Property Rights;
(xx)    any Contract providing for the development of any software, content, technology or Intellectual Property, independently or jointly, by or for the Company;
(xxi)    any current Contracts relating to the current membership of, or participation by, the Company in, or the affiliation of the Company with, any industry standards group or association;
(xxii)    any outstanding Contract to license or authorize any third party to manufacture or reproduce any of the products, services, technology or Intellectual Property of the Company other than reproduction licenses granted by the Company under any Contract listed in Sections 2.16(a)(xii) or (xiii) of the Company Disclosure Schedule;
(xxiii)    (A) any joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or (C) any Contract that involves the payment of royalties to any other Person;
(xxiv)    any Company Product warranty, other than standard warranties of Company included in the packaging of Company Products and warranties granted under Contracts listed in Section 2.16(a)(xii) of the Company Disclosure Schedule;
(xxv)    any Contract for the employment of any director, officer, employee or consultant of the Company or any other type of Contract with any officer, employee or consultant of the Company that is not immediately terminable by the Company without cost or Liability, including any Contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;
(xxvi)    any Contract or plan (including any share option, merger and/or share bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Preferred Stock or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any shares of Company Preferred Stock, other securities or options, warrants or other rights therefor;
(xxvii)    any Contract under which the Company provides any advice or services to any third party, including any consulting Contract, professional Contract or software implementation, deployment or development services Contract, or support services Contract (including, for each such contract, a description of the percentage of completion and expected additional hours, resources and costs necessary to complete such services) other than services provided by the Company under any Contract listed in Sections 2.16(a)(xii) or (xiii) of the Company Disclosure Schedule;

(xxviii)    any Contract with any labor union or any collective bargaining agreement or similar contract with the Company’s employees;
(xxix)    any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by the Company, whether in connection with this Agreement and the transactions contemplated hereby or otherwise;
(xxx)    any Contract pursuant to which the Company has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of shares, purchase of assets, license or otherwise, or any Contract pursuant to which the Company has any material ownership interest in any other Person;
(xxxi)    any Contract with any Governmental Entity or any Company Authorization;
(xxxii)    any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by the Company in the ordinary course of its business consistent with past practice or, prior to the Agreement Date, in connection with potential Acquisition Transactions;
(xxxiii)    any settlement agreement;
(xxxiv)    any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Merger or other transactions contemplated hereunder, either alone or in combination with any other event; or
(xxxv)    any other oral or written Contract or obligation not listed in clauses (i) through (xxvii) that individually had or has a value or payment obligation in excess of $100,000 over the life of the Contract or is otherwise material to the Company or its business, operations, financial condition, properties or assets.
(b)    All Material Contracts and all exclusive end-user licenses are in written form (including, but not limited to, click-through agreements), and have been entered into in the ordinary course of the Company’s. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or, to the Company’s Knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or an event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company or any of its Subsidiaries under any Material Contract or (D) the right to cancel, terminate or modify any Material Contract. The Company has not received any notice or other communication regarding any actual or possible breach of, or default under, or intention to cancel or modify any Material Contract. True, correct and complete copies of all Material Contracts have been provided to Acquiror prior to the Closing Date.
2.17    Export Control Laws. The Company has conducted its export transactions in accordance in all material respects with applicable provisions of all export control laws and regulations that apply to

Company and has obtained all export licenses and approvals required in connection with the export of its products, software, services and technologies and is in compliance in all material respects with terms of such licenses. Without limiting the foregoing:
(a)    there are no pending or, to the Company’s Knowledge, threatened or threatening claims, or actions, conditions or circumstances that would reasonably be expected to give rise to any future claims against the Company with respect to such export licenses or other approvals;
(b)    no consents or approvals for the transfer of export licenses to Acquiror are required, except for such consents and approvals that can be obtained expeditiously without material cost.
2.18    Customers and Suppliers.
(a)    On or prior to the date hereof the Company has no outstanding material disputes concerning its products and/or services with any customer or distributor who, in the year ended December 31, 2013 or the four-month period ended April 30, 2014, was one of the 10 largest sources of revenues for the Company, based on amounts paid or payable (each, a “Significant Customer”). Each Significant Customer is listed on Section 2.18(a) of the Company Disclosure Schedule. The Company has not received any information from any Significant Customer that such Significant Customer intends to not continue as a customer or distributor, as applicable, of the Company (or the Acquiror) after the Closing or that such customer or distributor, as applicable, intends to terminate or materially modify existing Contracts with the Company (or Acquiror).
(b)    On or prior to the date hereof the Company has no outstanding disputes concerning its products and/or services with any supplier, who, in the year ended December 31, 2013 or the four-month period ended April 30, 2014, was one of the 10 largest supplier of products and services to the Company, based on amounts paid or payable (each, a “Significant Supplier”). Each Significant Supplier is listed on Section 2.18(b) of the Company Disclosure Schedule. The Company has not received any information from any Significant Supplier that such Significant Supplier intends to not continue as a supplier of the Company (or Acquiror) after the Closing or that such supplier intends to terminate or modify existing Contracts with the Company (or Acquiror). The Company has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Company’s business and, to the Company’s Knowledge, there is no reason why the Company (or Acquiror) will not continue to have such access on commercially reasonable terms.
2.19    Certificate; Bylaws; Minute Books; Books and Records. The Company’s certificate of incorporation and bylaws are in the form previously provided to Acquiror. The minute books of the Company, as made available to Acquiror, contain, in all material respects, a complete summary of all meetings and complete and true copies of all consents of directors and stockholders since the Company’s incorporation. The books and records of the Company, as made available to Acquiror: (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with the Company’s business practices on a basis consistent with prior years, (c) are stated in reasonable detail and fairly reflect in all material respects the transactions and dispositions of the assets of the Company and (d) fairly reflect in all material respects the basis for the Company Financial Statements.
2.20    Employee Matters.
(a)    Section 2.20(a) of the Company Disclosure Schedule lists, with respect to the Company, any Subsidiary and any trade or business (whether or not incorporated) that is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o)

of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to an employee, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements, (v) all consulting, employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company remain for the benefit of, or relating to, any present or former employee, consultant, advisor or non-employee director of the Company and (vi) all other fringe or employee benefit plans, programs or arrangements (all of the foregoing described in clauses (i) through (v), collectively, the “Company Employee Plans”).
(b)    Any Company Employee Plan intended to be qualified under Section 401(a) of the Code (i) (A) has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or (B) has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer and (ii) is so qualified. In addition, any trusts maintained by or on behalf of the Company and intended to be exempt from federal income taxation under the Code are so exempt. There are no facts or circumstances that would reasonably be expected to cause the loss of such qualification or exemption with respect to any Company Employee Plan intended to be qualified under Section 401(a) of the Code, or the imposition of any Liability, penalty or Tax under ERISA or the Code. The Company does not sponsor or maintain any self-funded employee benefit plan, including any plan to which a stop-loss policy applies.
(c)    The Company has delivered to Acquiror a true, correct and complete copy of each of the Company Employee Plans and related plan documents. Specifically, and without limitation, the Company (i) has provided to Acquiror a true, correct and complete copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto), (ii) has, with respect to each Company Employee Plan that is subject to ERISA reporting requirements, provided to Acquiror true, correct and complete copies of the Form 5500 reports filed for the last three plan years, (iii) has provided to Acquiror a true, correct and complete copy of the most recent IRS determination or opinion letter issued with respect to each such Company Employee Plan, (iv) has provided to Acquiror all registration statements and prospectuses prepared in connection with each Company Employee Plan and (v) has provided to Acquiror true, correct and complete copies of each of the following: (A) all forms of offer letters, (B) all forms of employment agreements and severance agreements, (C) all forms of services agreements and agreements with current and former consultants and/or advisory board members, (D) all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Company or any Subsidiary (and a true, correct and complete list of employees, consultants and/or others not subject thereto), (E) the most current management organization chart(s), (F) all forms of bonus plans and any form award agreement thereunder and (G) a schedule of bonus commitments made to employees of the Company.
(d)    None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget

Reconciliation Act of 1985, as amended (“COBRA”) or similar state law. No Company Employee Plan is covered by, and the Company has not incurred nor expects to incur any Liability under Title IV of ERISA or Section 412 of the Code. Each Company Employee Plan, other than a Company Employee Plan described in Section 2.20(a)(i) or (iv), can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Acquiror (other than ordinary administrative expenses typically incurred in a termination event). There are no other entities that are or should be part of a controlled group that includes the Company pursuant to Code Sections 414(b), (c), (m), or (o).
(e)    The Company does not currently maintain, sponsor, participate in or contribute to, nor has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.
(f)    The Company is not a party to, nor has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.
(g)    The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company’s Knowledge, threatened with respect to the Company. The Company has no Liability and is not a party to or bound by any currently effective employment Contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. To the Company’s Knowledge, no employee of the Company or any consultant or advisor with whom the Company has contracted is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company; and, to the Company’s Knowledge, the continued employment by the Company of its present employees, and the performance of the Company’s contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred.
(h)    Other than as expressly contemplated by this Agreement, none of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person, (vi) require any contributions or payments to fund any obligations under any Company Employee Plan or (vii) create any limitation or restriction on the right of the Company to merge, amend or terminate any Company Employee Plan.
(i)    All Company Employee Plans may be terminated by the Company without Liability other than ordinary administrative expenses typically incurred in a termination event.
(j)    The Company is in compliance in all material respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors, consultants and advisors), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice.

(k)    The Company is not a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company and the Company does not have any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company. To the Company’s Knowledge, there are no activities or proceedings of any labor union to organize the Company’s employees. There is no labor dispute, strike or work stoppage against the Company pending or, to the Company’s Knowledge, threatened which may interfere with the respective business activities of the Company.
(l)    The employment of the employees of the Company is “at will” and the Company does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of its employees, except as set forth on Section 2.20(l) of the Company Disclosure Schedule. The Company does not have a present intention to terminate the employment of any officer, key employee or group of employees (except for resignations of directors and officers required by Section 1.4(a)(iii) of the Agreement).
(m)    The current employees of the Company are authorized and have appropriate documentation to work in the United States in accordance with applicable Law. Section 2.20(m) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company who to the Company’s Knowledge are not United States citizens or permanent residents and any work authorizations applicable to each employee. Except for the work authorizations specified in Section 2.20(m) of the Company Disclosure Schedule opposite the employee’s name, to the Company’s Knowledge none of the employees required to be so listed requires authorization from any Governmental Authority to be employed in his or her current position by the Company.
(n)    Schedule 2.21(n)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of the names, positions and rates of compensation of all officers, directors and employees of the Company, showing each such individual’s name, position, annual remuneration, status as exempt/non-exempt, bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year, and the notice or termination provisions applicable to the services provided by such individual. Schedule 2.20(n)(ii) of the Company Disclosure Schedule sets forth the additional following information for each of its international employees: city/country of employment, date of hire, manager’s name and work location, date of birth, any material special circumstances (including pregnancy, disability or military service), whether the employee was recruited from a previous employer, and the notice or termination provisions applicable to the services provided by such individual. Schedule 2.20(n)(iii) of the Company Disclosure Schedule sets forth a true, correct and complete list of all of its consultants, advisory board members and independent contractors and, for each, (i) such individual’s compensation, (ii) such individual’s initial date of engagement, (iii) whether such engagement has been terminated by written notice by either party thereto and (iv) the notice or termination provisions applicable to the services provided by such individual.
(o)    Each Company Employee Plan complies, in both form and operation, in all material respects, with its terms, ERISA, if applicable and the Code, if applicable, and no condition exists or event has occurred with respect to any such plan which would result in the incurrence by the Company or Acquiror of any Liability, fine or penalty.
(p)    Schedule 2.20(p) of the Company Disclosure Schedule sets forth each non-competition agreement and non-solicitation agreement that binds any current or former employee or contractor of the Company (other than those agreements entered into with newly hired employees of the Company in the ordinary course of business and consistent with past practice).

(q)    The Company has not, and to the knowledge of Company, no other Person has, (i) entered into any Contract that obligates or purports to obligate Acquiror to make an offer of employment to any present or former employee or consultant of the Company and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company of any terms or conditions of employment with Acquiror following the Closing.
(r)    The Company is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. The Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. The Company does not have any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company and any of its employees, which controversies have or would reasonably be expected to result in Liability or a legal proceeding before any Governmental Entity.
(s)    The Company is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state or local law. In the past two years, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. The Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period immediately preceding the Agreement Date.
2.21    Environmental and Safety Laws. To the Company’s Knowledge, the Company is not in violation of any applicable Legal Requirement relating to the environment or occupational health and safety, and, to the Company’s Knowledge, no material expenditures are or will be required in order to comply with any such Legal Requirement. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Company or, to the Company’s Knowledge, by any other Person on any property owned, leased or used by the Company. For the purposes of the preceding sentence, “Hazardous Materials” means (a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign Legal Requirements that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials or (b) any petroleum products or nuclear materials.
2.22    Executive Officers. To the Company’s Knowledge, no executive officer of the Company (a) has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding involving moral turpitude or a felony (excluding minor traffic violations or DUIs) or (b) is or has been subject to any judgment or order of, or the subject of any pending civil or administrative action by, the Securities and Exchange Commission or any self-regulatory organization.

2.23    Full Disclosure. To the Company’s Knowledge, neither this Agreement, the exhibits hereto, the certificates delivered by the Company pursuant to this Agreement, nor the Company Related Agreements contain any untrue statement of a material fact nor, to the Company’s Knowledge, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB
Acquiror and Merger Sub represent and warrant to the Company as follows as of the Agreement Date and as of the Closing Date:
3.1    Organization and Standing. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquiror and Merger Sub have the requisite corporate power and authority to enter into and perform this Agreement and all other agreements required to be entered into and performed by them under this Agreement (the “Acquiror Related Agreements”), to own and operate their respective properties and assets and to carry on their respective business as currently conducted.
3.2    Due Authorization. Acquiror and Merger Sub each has all requisite corporate power and authority to enter into this Agreement and the Acquiror Related Agreements and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder. The execution and delivery of this Agreement and the Acquiror Related Agreements, and the consummation of the transactions by Acquiror and Merger Sub contemplated hereby and thereby, have been duly authorized by Acquiror’s and Merger Sub’s respective board of directors, and as required, approved by the stockholders of Acquiror and by Acquiror, as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
3.3    Governmental Consents. Except for the filing of the Agreement of Merger, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Acquiror or Merger Sub in order to enable Acquiror or Merger Sub to execute, deliver and perform its obligations under this Agreement or the Acquiror Related Agreements, except for such qualifications or filings under applicable securities laws as may be required in connection with the transactions contemplated by this Agreement. All such qualifications and filings will, in the case of qualifications, be effective on the Closing and will, in the case of filings, be made within the time prescribed by law.
3.4    Prior Sub Operations. Merger Sub is wholly owned directly by Acquiror, was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.
3.5    No Finder’s Fees; Transaction Expenses. Neither Acquiror nor Merger Sub is or will be obligated for any finder’s or broker’s fee or other fee or commission in connection with the transactions contemplated by this Agreement.

3.6    Litigation. There is no complaint, claim, action, suit, litigation, proceeding or investigation against Acquiror pending, or to Acquiror’s knowledge threatened, that questions the validity of this Agreement, or the right of Acquiror or Merger Sub to enter herein or therein, or to consummate the transactions contemplated hereby or thereby or would reasonably be expected to prevent or materially impair or delay the consummation of the Merger or any of the other transactions provided for herein
3.7    No Vote of Acquiror Stockholders. Except for the adoption of the Certificate of Merger by Acquiror as the sole stockholder of Merger Sub, no vote of the stockholders of Acquiror or any of its affiliates or the holders of any other securities of Acquiror or any of its affiliates (equity or otherwise), is required by any applicable Legal Requirements, the certificate of incorporation or bylaws of Acquiror or any of its affiliates or the applicable rules of the any exchange on which securities of Acquiror or any of its affiliates are traded, in order for Acquiror or any of its affiliates to consummate the Merger.
3.8    Compliance with Law. Each of the Acquiror and Merger Sub has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any Legal Requirements which would affect its ability to perform its obligations hereunder. The execution, delivery and performance of this Agreement will comply with all applicable Legal Requirements relating to privacy.
3.9    Sufficient Funds. Acquiror has, and will have available to it upon the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement, including payment in full of the amounts payable to the Company Equity Holders and Company Noteholders pursuant to Article II hereof.
ARTICLE IV

COVENANTS OF THE COMPANY
4.1    Conduct of the Business. From the Agreement Date to and including the Closing Date, except with the written consent of Acquiror (which consent, in the case of Section 4.1(d), shall not be unreasonably withheld):
(d)    the Company shall conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquiror);
(e)    the Company shall, (i) pay all of its debts and Taxes when due, (ii) pay or perform its obligations when due, (iii) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it and (iv) not take any action that would render, or that reasonably may be expected to render, any representation or warranty made by the Company in this Agreement untrue at the Closing;
(f)    Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any federal, state, or foreign income Tax Return or any other material Tax Return, file any amendment to a federal, state, or foreign income Tax Return or any other material Tax Return, enter into any Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or enter into intercompany transactions giving rise to deferred gain or loss of any kind, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date;
(g)    the Company will not voluntarily incur or commit to any new material Liabilities outside of the ordinary course of business and consistent with past practice;
(h)    except as provided in the Company Disclosure Schedule, the Company will not amend or modify any existing Contract or enter into any Contract that would have been a Material Contract if such Contract had been in effect on the date of this Agreement (except with respect to end-user licenses of Company Products entered into and/or amended or modified in the ordinary course of business and consistent with past practice);
(i)    the Company will not (i) make any payments to any employees (other than any payment of accrued standard base salary in accordance with the Company’s standard payroll practices and employment agreements) or (ii) make any dividend or other distributions to Company Stockholders;
(j)    other than convertible promissory notes issued to those person listed on Schedule 4.1(g), which may include the issuance of new convertible promissory notes issued after the Agreement Date and prior to the Closing to such persons (which, for the avoidance of doubt, shall be included in the calculation of Company Debt as of the Closing), the Company shall not issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock, Company Options, or securities denominated in the foregoing, or enter into or authorize or propose to enter into any Contracts of any character obligating it to issue any Company Capital Stock, Company Options, or securities denominated in the foregoing, other than the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;
(k)    the Company shall not (i) hire, or offer to hire, any additional officers or other employees, or any consultants or independent contractors, (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any employee of the Company, (iii) enter into, amend or extend the term of any employment or consulting agreement with any officer, employee, consultant or independent contractor, (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable Law) or (v) add any new members to the Company’s board of directors;
(l)    except as provided in the Company Disclosure Schedule, the Company shall not grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person, other than as contemplated by this Agreement; and
(m)    the Company shall not (i) adopt or amend any employee or compensation benefit plan, including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, applicable Legal Requirements or as necessary to maintain the qualified status of such plan under the Code, (ii) materially amend any deferred compensation plan within the meaning of Section 409A of the Code and the regulations thereunder, except to the extent necessary to meet the requirements of such Section or Notice, (iii) pay any special bonus or special remuneration to any employee or non-employee director or consultant or (iv) increase the salaries, wage rates or fees of its employees or consultants (other than as disclosed to Acquiror and are set forth on Schedule 4.1(j) of the Company Disclosure Schedule).

4.2    Parachute Payment Waivers. The Company shall obtain and deliver to Acquiror, prior to the initiation of the requisite stockholder approval procedure under Section 4.3, a Parachute Payment Waiver from each Person who is, with respect to the Company, any Subsidiary and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under Section 4.3, and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code, pursuant to which each such Person shall agree to waive any and all right or entitlement to the parachute payments to the extent the value thereof exceeds the amount that is such Person’s base amount less $1.00, as determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, unless the requisite stockholder approval of such parachute payments is obtained pursuant to Section 4.3.
4.3    280G Stockholder Approval. Promptly following the execution of this Agreement, the Company shall submit to the Company Stockholders for approval (in a manner reasonably satisfactory to Acquiror), by such number of holders of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Acquiror, such approval not to be unreasonably withheld, conditioned or delayed), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Closing, the Company shall deliver to Acquiror notification and documentation reasonably satisfactory to Acquiror that (i) a vote of the holders of Company Capital Stock was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Stockholder Approval”) or (ii) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the parachute payment waivers that were executed by the affected individuals prior to the solicitation of the vote of the holders of Company Capital Stock pursuant to this Section 4.3.
4.4    Notice of Developments; Supplements to Company Disclosure Schedule. The Company will promptly notify Acquiror of any change outside the course of business of the Company or the commencement or threat of litigation. The Company will promptly notify Acquiror in writing if it should discover that any representation or warranty made by it in this Agreement was when made, has subsequently become or will be on the Closing Date untrue in any respect. No disclosure pursuant to this Section 4.4 will be deemed to amend or supplement the Company Disclosure Schedule or to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement. Furthermore, from time to time prior to the Closing, the Company shall have the right to supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising or discovered after the delivery of the Company Disclosure Schedule pursuant to this Agreement; provided, however, that such supplements or amendments to the Disclosure Schedules shall not be deemed to amend or otherwise modify the Company Disclosure Schedule delivered on the date of this Agreement or the representations and warranties of the Company contained herein or otherwise have any effect on the satisfaction of the conditions to Acquiror’s obligations to close hereunder or on the Indemnifying Holders’ indemnity obligations hereunder.
4.5    Pre-Closing Access. Through the Closing Date, the Company will afford to Acquiror and its authorized representatives reasonable access as Acquiror may reasonably request to the facilities, offices, properties, technology, processes, books, business and financial records, business plans, budgets and projections, and other information of each of the Company, and the workpapers of the Company’s independent accountants, and otherwise provide such assistance as may be reasonably requested by Acquiror in order that Acquiror have a full opportunity to make such investigation and evaluation as it reasonably desires to make of the business and affairs of the Company. Subject to applicable Legal Requirements, and the avoidance of loss of attorney-client privilege to the Company, Acquiror will have full access to the personnel records (including performance appraisals, disciplinary actions, grievances and medical records) of the Company for the purpose of preparing for and conducting employment interviews with all employees. Acquiror hereby agrees that it shall treat any such information in accordance with the Confidentiality Agreement.
4.6    Conditions. The Company will use its commercially reasonable efforts to cause the conditions set forth in Section 1.4(a) and Section 1.4(b) to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible.
4.7    Consents. The Company will use commercially reasonable efforts to obtain (at no cost or burden to Acquiror) all Consents necessary for the consummation of the transactions contemplated by this Agreement; provided, however, that only the Consents listed on Schedule 1.4(a)(vi) shall be a condition to the Closing. The Company will keep Acquiror reasonably advised of the status of obtaining such Consents.
4.8    Company Stockholder Consent.
(g)    The Company will take all action necessary under all Legal Requirements to obtain the Company Stockholder Approval as promptly as possible (but in any event within four hours) following the execution of this Agreement.
(h)    Promptly (and in any case within two days) after the company obtains the Company Stockholder Approval, the Company shall prepare, with the cooperation of Acquiror, and deliver to each Company Stockholder other than the Major Stockholders, a notice (as it may be amended or supplemented from time to time, the “Stockholder Notice”) comprising (i) the notice contemplated by Section 228(e) of Delaware Law of the taking of a corporate action without a meeting by less than a unanimous written consent, (ii) the notice contemplated by Section 262(d) of Delaware Law, together with a copy of Section 262 of Delaware Law, (iii) the notice contemplated by Chapter 13 of California Law and (iv) an information statement to the Company Stockholders in connection with solicitation of their signatures to the Company Stockholder Consent. The Stockholder Notice shall include (x) a statement to the effect that the Company Board has unanimously recommended that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and (y) such other information as Acquiror and the Company may agree is required or advisable under Delaware Law or California Law to be included therein. Prior to its mailing, the Stockholder Notice shall have been approved by Acquiror, and, following its mailing, no amendment or supplement to the Stockholder Notice shall be made by the Company without the approval of Acquiror. Each of Acquiror and the Company agree to provide promptly to the other such information concerning its business, financial statements, and affairs as, in the reasonable judgment of Acquiror or its counsel, may be required or advisable to be included under Delaware Law or California Law in the Stockholder Notice or in any amendment or supplement thereto, and Acquiror and the Company agree to cause their respective representatives to cooperate in the preparation of the Stockholder Notice and any amendment or supplement thereto.
4.9    Certain Employment Matters.
(q)    Prior to the Closing Date, the Company shall (i) terminate, effective upon the payment by the Surviving Corporation of all amounts in connection with the McCloskey Incentive Plan, the McCloskey Incentive Plan and any and all other rights granted by the Company to Peter McCloskey with respect to any variable compensation and (ii) obtain a release agreement (in form and substance reasonably satisfactory to Acquiror) from Peter McCloskey relating to the termination of the McCloskey Incentive Plan and the final payments thereunder.
(r)    Prior to the Closing Date, the Company shall obtain a release agreement (in form and substance reasonably satisfactory to Acquiror) from Peter McCloskey and Neil Stratz relating to full and final payment of the Stratz and McCloskey Amounts.
4.10    No Solicitation.
(a)    Prior to (i) the Closing or (ii) termination of this Agreement pursuant to Article VII hereof, whichever comes first, the Company will not, and will cause any Company Representatives not to, directly or indirectly, (A) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (B) furnish any information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (C) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal, (D) approve, endorse or recommend any Acquisition Proposal or (E) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Company Representative, whether or not such Company Representative is purporting to act on behalf of the Company, will be deemed to constitute a breach of this Section 4.10 by the Company for which the Company will be liable.
(b)    The Company will promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Acquiror orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to the Company (including information known to the Company relating to the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person prior to the Closing Date. The Company will keep Acquiror fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto. Notwithstanding the foregoing, nothing in this Section 4.10 would prevent the Company from taking any of the actions listed above with respect to any proposal or other matter that is not an Acquisition Proposal and does not constitute a breach of this Section 4.10.
4.11    D&O Tail Policy. Prior to the Closing, the Company shall purchase a fully prepaid “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy, which (i) has an effective term of six years from the Effective Time, (ii) covers those persons who are currently covered by the Company’s existing directors’ and officers’ liability insurance policy in effect as of the Agreement Date for matters, acts or omissions occurring at or prior to the Effective Time and (iii) contains other coverage terms comparable to those under the Company’s existing directors’ and officers’ liability insurance policy (the “Company D&O Tail Policy”). The cost of the Company D&O Tail Policy will be treated as a Transaction Expense hereunder. If the Merger is consummated, then neither Acquiror nor the Surviving Corporation will cancel the Company D&O Tail Policy during its term.

4.12    Spreadsheet. At least two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to Acquiror the draft of the Spreadsheet for Acquiror to review.
ARTICLE V

COVENANTS OF ACQUIROR
5.1    Conditions. Acquiror will use its commercially reasonable efforts to cause the conditions set forth in Section 1.4(c) to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible.
5.2    Indemnification of Officers and Directors and Insurance.
(a)    Without limiting the Indemnifying Holders’ indemnification obligations pursuant to Article VIII hereto, for a period of six years from and after the Closing Date, Acquiror agrees to indemnify (including advancement of expenses) and hold harmless, or cause the Surviving Corporation to indemnify and hold harmless, all past and present officers and directors of the Company to the same extent such persons are indemnified by the Company as of the Agreement Date pursuant to the Company’s certificate of incorporation and bylaws or any employment agreements or indemnification agreements identified on Schedule 5.2(a) or under applicable Legal Requirements for acts or omissions which occurred at or prior to the Closing Date. The Company hereby represents to Acquiror that no claim for indemnification has been made by any director or officer of the Company. The provisions of this Section 5.2 are intended for the benefit of, and shall be enforceable by, all past and present officers and directors of the Company and his or her heirs and representatives. The rights of all past and present officers and directors of the Company under this this Section 5.2 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract, applicable Legal Requirements or otherwise.
5.3    Payment of Company Debt. At the Closing, or within one Business Day thereof, Acquiror will pay or cause to be paid to the holders of Company Debt (other than the Company Noteholders) the applicable amounts payable under such Company Debt, as set forth in the Spreadsheet. As soon as practicable (but in any event within three days) following the Closing, Acquiror will pay or cause to be paid (i) to each of the Company Noteholders, the portion of the Noteholder Proceeds to which each Company Noteholder is entitled, as set forth in the Spreadsheet and (ii) to each party due unpaid Transaction Expenses, the amount as set forth in the Spreadsheet; provided, for the avoidance of doubt, that the payment described in clause (i) shall not include such Company Noteholder’s Pro Rata Claim Percentage of the Escrow Cash or Expense Fund.
ARTICLE VI

ADDITIONAL AGREEMENTS
6.1    Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense (provided, that upon the Closing, any unpaid Transaction Expenses of Company shall be included in the calculation of the Company Net Working Capital).
6.2    Corporate Matters. The Company shall, at (or as soon as reasonably practicable after) the Closing, deliver to Acquiror the minute books containing the records of all proceedings, consents, actions and meetings of the board of directors, committees of the board of directors and stockholders of the Company and the stock ledgers, journals and other records reflecting all stock issuances and transfers.

6.3    Further Action; Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the Merger, including, without limitation, using its commercially reasonable efforts to obtain all permits, consents (including in the case of the Company, the Pay-off Letters), approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company as are necessary for the consummation of the Merger. In case, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their commercially reasonable efforts to take all such action.
6.4    Tax Matters.
(a)    Preparation and Filing of Tax Returns.
(i)    The Company shall timely prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company with respect to periods ending on or before the Closing Date (any such period, the “Pre-Closing Period”) which are due on or before the Closing Date, and the Company shall pay, or cause to be paid, all Taxes of the Company due on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items, except as required by Applicable Law. The Company shall provide each such Tax Return to Acquiror for review and approval, which approval shall not be unreasonably withheld.
(ii)    The Company shall timely prepare or cause to be prepared and file or cause to be filed, with the expense of preparing and filing such Tax Returns paid from the Escrow Fund, all Tax Returns for the Company with respect to any Pre-Closing Period which are first due after the Closing Date. The Company shall provide each such Tax Return to the Indemnifying Holders’ Agent for review and comment. All Taxes shown on all Tax Returns prepared and filed pursuant to this Section 6.4(a)(ii) shall be paid to the applicable Governmental Authority at least 10 days before their due date from the Escrow Fund to the extent not otherwise included in the calculation of the Company Net Working Capital, or by the Company Stockholders if occurring after the end of the Escrow Period, at the election of Acquiror.
(iii)    Acquiror shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin on or before the Closing Date and end after the Closing Date (any such period, a “Straddle Period” and the Tax Returns of the Company for a Straddle Period, the “Straddle Tax Returns”), and Acquire shall permit the Indemnifying Holders’ Agent to review and comment on each such Straddle Tax Return. Any portion of any Tax which must be paid in connection with the filing of a Straddle Tax Return, to the extent attributable to any period or portion of a period ending on or before the Closing Date shall be referred to herein as “Pre-Closing Taxes.” All Pre-Closing Taxes shown on the Straddle Tax Returns for any Pre-Closing Tax Period shall be paid to the applicable Governmental Authority at least 10 days before the due date from the Escrow Fund to the extent not otherwise included in the calculation of the Company Net Working Capital, or by the Company Stockholders if occurring after the end of the Escrow Period, at the election of Acquiror.
(b)    Allocation of Tax Liability. For all purposes under this Agreement (including the determination of Pre-Closing Taxes), in the case of any Straddle Period, the portion of such Tax which relates to the portion of such taxable period ending on the end of the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the end of the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the end of the Closing Date.
(c)    Cooperation on Tax Matters. Acquiror, the Company, the Indemnifying Holders’ Agent, and the Company Stockholders shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of Tax Returns pursuant to this Agreement and any action, suit, demand or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such action, suit, demand or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquiror, the Company, the Indemnifying Holders’ Agent, and the Company Stockholders agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Acquiror, any extensions thereof), and to abide by all record retention agreements entered into with any governmental authority. Acquiror and the Indemnifying Holders’ Agent further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
(d)    Tax Contests. Acquiror shall promptly notify the Indemnifying Holders' Agent upon receipt by Acquiror or any Affiliate of Acquiror (including the Company after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to Pre-Closing Tax Period or Straddle Period for which any of the Company Stockholders may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Acquiror shall keep the Indemnifying Holders' Agent informed with respect to the commencement, status and nature of any Tax Matter. Acquiror shall, in good faith, allow the Indemnifying Holders' Agent, at their own costs of expense, to make comments to Acquiror regarding the conduct of or positions taken in any such proceeding.
(e)    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by the Company Equityholders when due, and the Company Equityholders shall at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. The parties shall cooperate to minimize the amount of such Transfer Taxes to the extent permitted by Applicable Law.
(f)    338 Election. No Indemnifying Holder shall be responsible under this Article 8 or otherwise bear the cost of Taxes directly arising from any election made under Section 338 of the Code or any similar provision of state, local or foreign Tax law with respect to the Merger.
6.1    Press Releases. Acquiror and the Company agree to issue a joint press release announcing the Merger. The Company, the Company Stockholders and the Indemnifying Holders’ Agent shall not, and each such Person shall cause its respective agents and representatives not to, issue any press release or make any other public statement or comment with respect to this Agreement or the transactions contemplated hereby that differs in any material respect from any press release or other public statement or comment issued pursuant to the first sentence of this Section 6.5 or pursuant to applicable Legal Requirements or obligations pursuant to any listing agreement with any national securities exchange.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER
7.1    Termination. At any time prior to the Closing, this Agreement may be terminated and the Merger abandoned by authorized action taken by the terminating party, whether before or after the Minimum Company Stockholder Approval has been obtained:
(a)    by mutual written consent duly authorized by the Company Board and the Board of Directors of Acquiror;
(b)    by either Acquiror or the Company, if the Effective Time shall not have occurred on or before May 23, 2014 or such other date that Acquiror and the Company may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;
(c)    by Acquiror, if written consents adopting this Agreement and approving the principal terms of the Merger and this Agreement shall not have been duly executed and delivered by the Major Stockholders, including by stockholders holding shares of Company Capital Stock sufficient to constitute the Minimum Company Stockholder Approval, within four hours following the execution and delivery of this Agreement.
7.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and have no effect and there shall be no liability or obligation on the part of Acquiror, Merger Sub the Company and its Subsidiaries or their respective officers, directors, stockholders or affiliates; provided, however, that (a) the provisions of Section 6.1 (Expenses), this Section 7.2 (Effect of Termination), Article IX (General Provisions) (other than Section 9.1) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement, and (b) nothing herein shall relieve any party hereto from liability in connection with any willful breach of such party’s representations, warranties or covenants contained herein.
7.3    Amendment. Subject to the provisions of applicable Legal Requirements, the parties hereto may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto; provided, that after such approval, no amendment shall be made which by law required further approval by such stockholders without such further stockholder approval. To the extent permitted by applicable Legal Requirements, Acquiror and the Indemnifying Holders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquiror and the Indemnifying Holders’ Agent.
7.4    Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.
ARTICLE VIII

INDEMNIFICATION

8.1    Escrow Fund. Subject to the terms and conditions of this Article VIII, the Escrow Fund shall be available to compensate Acquiror (on behalf of itself or any other Indemnified Person (as such term is defined in Section 8.2 below)) for Indemnifiable Damages (as such term is defined in Section 8.2 below) pursuant to the indemnification obligations of the Indemnifying Holders.
8.2    Indemnification. Subject to the limitations and exceptions set forth in this Article VIII, from and after the Closing, the Indemnifying Holders shall severally, and not jointly (based on their respective Pro Rata Claim Percentages), indemnify and hold harmless Acquiror and its officers, directors, agents and employees, and each Person, if any, who controls or may control Acquiror within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, damages, settlement amounts, costs and expenses, including costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals (collectively, “Indemnifiable Damages”) directly or indirectly, whether or not due to a third-party claim, to the extent arising out of, resulting from or in connection with (i) any failure of any representation or warranty made by the Company in this Agreement or the Company Disclosure Schedule to be true and correct, (ii) any failure of any certification, representation or warranty made by the Company in any certificate delivered to Acquiror pursuant to any provision of this Agreement to be true and correct (other than with respect to any inaccuracy in the Spreadsheet or the Company Net Working Capital Certificate), (iii) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement, (iv) any claim asserted or held by any current, former or alleged stockholder of the Company alleging any ownership of, interest in or right to acquire any shares or other securities of the Company or otherwise disputing the treatment of stockholders of the Company in connection with the Merger, (v) any payments paid with respect to Dissenting Shares to the extent that such payments exceed the amounts that otherwise would have been payable pursuant to Section 1.9 hereof upon the exchange of such Dissenting Shares (and the cost of any related litigation or defense even if such litigation or defense does not result in excess payments), (vi) any failure of any of the Effective Time Holders to have good and valid title to the shares of Company Capital Stock reflected in the Spreadsheet, (vii) any fraud, intentional misrepresentation or willful breach on the part of the Company or any Indemnifying Holder, (viii) any inaccuracy in the Spreadsheet or the Company Net Working Capital Certificate, (ix) with respect to Section 5.2(a) hereof, any indemnification or similar liability or obligation, which is not covered by the Company D&O Tail Policy, to any director, manager, officer, employee or equity owner of the Company with respect to any acts or omissions of such director, manager, officer, employee or equity owner occurring prior to the Closing pursuant to the terms of the Company’s certificate of incorporation or bylaws as in effect on or prior to the date hereof or pursuant to any indemnification or similar agreement entered into between any such Person and the Company on or prior to the date hereof, (x) the matter set forth on Schedule 8.2(x) or (xi) any Liabilities, tax reporting or tax withholding obligations relating to Section 409A of the Code with respect to amounts payable prior to or in connection with the Closing to Company employees, including pursuant to Section 4.9, inclusive of, without limitation, any Liabilities arising from any defect in the correction notice referenced in Section 1.4(b)(viii). Materiality standards or qualifications (other than Company Knowledge) in any representation, warranty or covenant shall be taken into account only in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct. Any indemnity payments made under this Agreement shall be treated as purchase price adjustments for federal and state income tax purposes.

8.3    Recourse; Other Limitations.
(a)    Notwithstanding anything contained herein to the contrary, no Indemnified Person may make a claim for any cash from the Escrow Fund in respect of any claim for indemnification that is made pursuant to clause (i) of the first sentence of Section 8.2 (and that does not involve any failure of any of the representations and warranties contained in Section 2.2 (Capital Structure), Section 2.4 (Due Authorization; Noncontravention) or Section 2.15 (Taxes) (collectively, the “Fundamental Representations”) to be true and correct), unless and until an Officer’s Certificate (defined below) describing Indemnifiable Damages in an aggregate amount greater than $50,000 (the “Threshold”) has been delivered, in which case the Indemnified Person may make claims for indemnification and may receive cash from the Escrow Fund for all Indemnifiable Damages (including the amount of the Threshold).
(b)    If the Merger is consummated, recovery of up to the Escrow Cash shall be the sole and exclusive remedy for the indemnity obligations of the Indemnifying Holders to the Indemnified Persons under this Agreement, except in the case of: (i) failure of the Fundamental Representations to be true and correct at the Effective Time, (ii) any indemnification obligations of the Indemnifying Holders arising out of clauses (iii), (iv), (v), (vi) , (viii), (ix) or (xi) of the first sentence of Section 8.2 (the matters set forth in clauses (i) and (ii) of this sentence collectively, “Special Claims”), (iii) any indemnification obligations of the Indemnifying Holders arising out of clause (x) of the first sentence of Section 8.2 (“Specified Matter Claims”) and (iv) any indemnification obligations of the Indemnifying Holders arising out of clause (vii) of the first sentence of Section 8.2 (“Fraud Claims”).
(c)    Any Special Claims or Fraud Claims shall be satisfied first from the Escrow Fund (if amounts are still available for which a claim is not otherwise pending) and then against each Indemnifying Holder for such Person’s Pro Rata Claim Percentage of the amount of any Indemnifiable Damages resulting therefrom; provided, that notwithstanding anything to the contrary in this Section 8.3(c), the maximum liability of any Indemnifying Holder for Indemnifiable Damages under this Article VIII (not including any portion of the Escrow Cash or Expense Fund used in satisfaction of such Indemnifiable Damages) shall be limited to the amount of consideration actually received by such Indemnifying Holder pursuant to this Agreement; provided, further, in the event of a Fraud Claim against an individual Indemnifying Holder, there shall be no cap on the indemnification obligations of such individual Indemnifying Holder whose own actions resulted in such Fraud Claim. The maximum aggregate liability of the Indemnifying Holders for Specified Matter Claims shall be equal to $3,000,000. Any Indemnifiable Damages resulting from a Specified Matter Claim during the Escrow Period shall be satisfied first from the Escrow Fund (if amounts are still available for which a claim is not otherwise pending).
(d)    With respect to Indemnifiable Damages arising out of, resulting from or in connection with the matter set forth in clause (xi) of Section 8.2, in lieu of seeking recourse or reimbursement for Taxes from any impacted Company employee, Acquiror shall instead have the unilateral right to make an iterative gross-up payment to such Persons to cover the full amount of any such Tax obligations without any out-of-pocket cost to the employee, and the full amount of such iterative gross-up payment and the employer Taxes thereon shall be considered Indemnifiable Damages under clause (xi) of Section 8.2 for all purposes of this Agreement and the Escrow Agreement.
8.4    Period for Claims; Other Limitations.
(a)    Except as set forth below, the period during which claims may be made (the “Claims Period”) for Indemnifiable Damages against the Indemnifying Holders and arising from or in connection with the matters listed in the first sentence of Section 8.2 shall commence at the Closing and terminate the day after the date that is 18 months following the Closing Date (such period, the “Escrow Period”); provided, however, that the Claims Period for Indemnifiable Damages arising out of, resulting from or in connection with Special Claims shall commence at the Closing and terminate upon the expiration of the applicable statute of limitations (the applicable time period specified in this proviso being the “Special Claims Period”); provided, further, that the Claims Period for Indemnifiable Damages arising out of, resulting from or in connection with Fraud Claims shall commence at the Closing and continue indefinitely; provided, further, that the Claims Period for Indemnifiable Damages arising out of, resulting from or in connection with Specified Matter Claims shall commence at the Closing and terminate on the date that is three years from the Closing Date. Notwithstanding anything contained herein to the contrary, such portion of the Escrow Fund at the conclusion of the Escrow Period as in the reasonable judgment of Acquiror shall be necessary to satisfy any unresolved or unsatisfied claim for Indemnifiable Damages specified in any Officer’s Certificate delivered to the Indemnifying Holders’ Agent prior to expiration of the Escrow Period shall be retained by Acquiror until such claim for Indemnifiable Damages has been resolved or satisfied. At the end of the Escrow Period, (i) the remainder of the Escrow Fund, less any amounts remaining in respect of unresolved or unsatisfied claims pursuant to the previous sentence, shall be released and distributed to the Indemnifying Holders promptly (and in any event within 10 Business Days) in accordance with each such Indemnifying Holder’s respective Pro Rata Claim Percentage. With respect to any amount of the Escrow Fund retained following the expiration of the Escrow Period, such amounts shall be released to the Indemnifying Holders based on their respective Pro Rata Claim Percentages within 10 Business Days following the resolution or satisfaction of such claim, net any amount of the Escrow Fund used to satisfy such Indemnifying Holder’s indemnification obligations with respect to such claim, in accordance with this Article VIII.
(b)    Indemnifiable Damages shall be calculated net of the amount of any actual recoveries under any existing insurance policies and contractual indemnification or contribution provisions (in each case, calculated net of any actual collection costs and reserves, expenses, deductibles or premium adjustments or retrospectively rated premiums (as determined in good faith by an Indemnified Person) incurred or paid to procure such recoveries) in respect of any Indemnifiable Damages incurred by any Indemnified Person, provided, however, that no Indemnified Person shall have any obligation to seek to obtain or continue to pursue any such recoveries.
8.5    Claims.
(a)    On or before the last day of the Escrow Period Acquiror may deliver to the Indemnifying Holders’ Agent and the Escrow Agent, and following the last day of the Escrow Period Acquiror may deliver to the Indemnifying Holders’ Agent, a certificate signed by any officer of Acquiror (an “Officer’s Certificate”):
(i)    stating that an Indemnified Person has incurred, paid, reserved or accrued, or reasonably anticipates that it may incur, pay, reserve or accrue, Indemnifiable Damages (or that with respect to any Tax matters, that any Tax Authority may raise such matter in audit of Acquiror or any Subsidiary of Acquiror, which could give rise to Indemnifiable Damages);
(ii)    stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount reasonably anticipated by Acquiror to be incurred, paid, reserved or accrued); and
(iii)    specifying in reasonable detail (based upon the information then possessed by Acquiror) the individual items of such Indemnifiable Damages included in the amount so stated, the identity of any third-party claimant and the nature of the claim to which such Indemnifiable Damages are related.
No delay in providing such Officer’s Certificate within the applicable Claims Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Indemnifying Holders are materially prejudiced thereby.
8.6    Resolution of Objections to Claims.
(a)    If the Indemnifying Holders’ Agent objects in writing to any claim or claims by Acquiror made in any Officer’s Certificate within the 40-day period following delivery of such Officer’s Certificate, Acquiror and the Indemnifying Holders’ Agent shall attempt in good faith for 45 days after Acquiror’s receipt of such written objection to resolve such objection. If Acquiror and the Indemnifying Holders’ Agent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and delivered to the Escrow Agent. The Escrow Agent shall be entitled to conclusively rely on any such memorandum and the Escrow Agent shall distribute the Escrow Cash from the Escrow Fund in accordance with the terms of such memorandum.
(b)    If no such agreement can be reached during the 45-day period for good faith negotiation, then upon the expiration of such 45-day period, either Acquiror or the Indemnifying Holders' Agent may submit the dispute to mandatory, final and binding arbitration to be held in the county of Santa Clara, in the State of California. The dispute shall be resolved in accordance with Section 9.9 below and the decision of the arbitrator as to the validity and amount of any claim in the relevant Officer's Certificate shall be nonappealable, binding and conclusive upon the parties to this Agreement. The Escrow Agent shall be entitled to act in accordance with any such decision and the Escrow Agent shall distribute the Escrow Cash from the Escrow Fund in accordance with the terms of such decision.
(c)    For purposes of this Section 8.6, in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Acquiror shall be deemed to be the non-prevailing party unless the arbitrator awards Acquiror more than one-half of the amount in dispute; otherwise, the Indemnifying Holders shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrator, the administrative fee of Judicial Arbitration & Mediation Services/EnDispute or its successor (“J.A.M.S.”) and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the arbitration.
8.7    Indemnifying Holders’ Agent.
(a)    At the Closing, Shareholder Representative Services LLC shall be constituted and appointed as the Indemnifying Holders’ Agent. For purposes of this Agreement, the term “Indemnifying Holders’ Agent” means the agent for and on behalf of the Indemnifying Holders to: (i) give and receive notices and communications to or from Acquiror (on behalf of itself of any other Indemnified Person) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such stockholders individually), (ii) object to such claims pursuant to Section 8.5, (iii) consent or agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, such claims, (iv) consent or agree to any amendment to this Agreement and (v) take all actions necessary or appropriate in the judgment of the Indemnifying Holders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The Person serving as the Indemnifying Holders’ Agent may be replaced from time to time by a vote of the Effective Time Holders previously holding a majority amount in the Escrow Fund. No bond shall be required of the Indemnifying Holders’ Agent, and the Indemnifying Holders’ Agent shall receive no compensation for his services other than pursuant to the terms of that certain Engagement Letter to be entered into by and among Shareholder Representative Services LLC, the Company and certain of the Indemnifying Holders.
(b)    The Indemnifying Holders’ Agent shall not be liable to any former Indemnifying Holder for any act done or omitted hereunder as the Indemnifying Holders’ Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Indemnifying Holders shall jointly and severally indemnify the Indemnifying Holders’ Agent and hold it harmless against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) of the Indemnifying Holders’ Agent arising out of or in connection with the acceptance or administration of its duties hereunder and under the Escrow Agreement, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Indemnifying Holders’ Agent (collectively, “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Indemnifying Holders’ Agent, the Indemnifying Holders’ Agent will reimburse the Indemnifying Holders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct.. If not paid directly to the Indemnifying Holders’ Agent by the Indemnifying Holders, any such Representative Losses may be recovered by the Indemnifying Holders’ Agent from (i) the funds in the Expense Fund and (ii) from Escrow Cash otherwise distributable to the Indemnifying Holders (and not distributed or distributable to an Indemnified Person or subject to a pending indemnification claim of an Indemnified Person); provided that while this section allows the Indemnifying Holders’ Agent to be paid from the Expense Fund and the Escrow Fund, this does not relieve the Indemnifying Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred nor does it prevent the Indemnifying Holders’ Agent from seeking any remedies available to it at law or otherwise. In no event will the Indemnifying Holders’ Agent be required to advance its own funds on behalf of the Indemnifying Holders or otherwise. The Indemnifying Holders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Indemnifying Holders’ Agent or the termination of this Agreement.
(c)    Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Indemnifying Holders’ Agent that is within the scope of the Indemnifying Holders’ Agent’s authority under Section 8.7(a), Section 8.7(b) and Section 8.8 shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Indemnifying Holders and shall be final, binding and conclusive upon each such Indemnifying Holder and each Indemnified Person shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of each and every such Indemnifying Holder.
(d)    Promptly following the Closing, Acquiror or the Surviving Corporation will wire to the Indemnifying Holders’ Agent a cash amount in immediately available funds of $100,000 (the “Expense Fund”), which will be used for the purposes of paying directly, or reimbursing the Indemnifying Holders’ Agent for, any third party expenses pursuant to this Agreement and the Escrow Agreement. The Indemnifying Holders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Indemnifying Holders’ Agent any ownership right that they may otherwise have had in any such interest or earnings. The Indemnifying Holders’ Agent will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Indemnifying Holders’ Agent will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the release in full of the Escrow Fund, the Indemnifying Holders’ Agent will deliver the balance of the Expense Fund to the Paying Agent for further distribution to the Indemnifying Holders. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Shareholders at the time of Closing.
8.8    Third-Party Claims. In the event that Acquiror becomes aware of a third-party claim which Acquiror believes may result in a claim against the Escrow Fund by or on behalf of an Indemnified Person, Acquiror shall have the right in its sole discretion to conduct the defense of and to settle or resolve any such claim (and the costs and expenses incurred by Acquiror in connection with such defense, settlement or resolution (including reasonable attorneys’ fees , other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which Acquiror may seek indemnification pursuant to a claim made hereunder). The Indemnifying Holders’ Agent shall have the right to receive copies of all pleadings, notices and communications with respect to the third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of the third-party claim or settlement negotiations with respect to the third-party claim. However, except with the consent of the Indemnifying Holders’ Agent, which shall not be unreasonably withheld and shall be deemed to have been given unless the Indemnifying Holders’ Agent shall have objected within 15 days after a written request for such consent by Acquiror, no settlement or resolution of any such claim with any third-party claimant shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter. In the event that the Indemnifying Holders’ Agent has consented to any such settlement or resolution, none of the Indemnifying Holders’ Agent, the Indemnifying Holders shall have any power or authority to object under Section 8.7 or any other provision of this Article VIII to the amount of any claim by or on behalf of any Indemnified Person with respect to such settlement or resolution.
ARTICLE IX

GENERAL PROVISIONS
9.1    Survival of Representations and Warranties and Covenants. If the Merger is consummated, the representations and warranties of the Company contained in this Agreement, the Company Disclosure Schedule (including any exhibit or schedule to the Company Disclosure Schedule), and the other certificates contemplated hereby (and the indemnification obligations of the Company relating thereto) shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until 11:59 p.m. Pacific Time on the day after the date that is 18 months following the Closing Date, provided, that the foregoing shall not apply to Fundamental Representations (each of which shall terminate upon the expiration of the applicable statute of limitations) and provided, further, that the foregoing shall not apply to Fraud Claims (which shall survive indefinitely). If the Merger is consummated, the representations and warranties of Acquiror contained in this Agreement and the other certificates contemplated hereby shall terminate at the Closing. If the Merger is consummated, all covenants of the parties shall expire and be of no further force or effect as of the Closing, except to the extent such covenants provide that they are to be performed after the Closing; provided, however, that no right to indemnification pursuant to Article VIII in respect of any claim based upon any breach of a covenant prior to the Closing shall be affected by the expiration of such covenant (subject to the limitations set forth in this Agreement). It is the express intent of the parties that, if an applicable survival period as contemplated by this Section 9.1 is shorter than the statute of limitations that would otherwise have been applicable, then, by contract, the applicable statute of limitations shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 9.1 are the result of arms’-length negotiation and that they intend for the time periods to be enforced as agreed by the parties.
9.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):
(e)    if to Acquiror or Merger Sub, to:
Proofpoint, Inc.
892 Ross Drive
Sunnyvale, CA 94089
Attn:     Chief Executive Officer
General Counsel
Facsimile No.: (408) 517-4711
Telephone No.: (408) 517-4710

with a copy (which shall not constitute notice) to:
Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention:     Kris S. Withrow
Scott Behar
Facsimile No.: (650) 988-8500
Telephone No.: (650) 335-7936
(f)    if to the Company (prior to the Closing) to:
NetCitadel, Inc.
2513 E. Charleston Rd.
Suite 100
Mountain View, CA 94043
Attn.:     Chief Executive Officer
Facsimile No.: (650)-396-4277
Telephone No.: (650) 564-4285
if to Indemnifying Holders’ Agent (after the Closing), to:
Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, CO 80218
Facsimile No.: (303) 623-0294
Telephone No.: (303) 648-4085

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
1200 Seaport Blvd.
Redwood City, CA 94063
Attn:     Trevor Knapp, Esq.
Facsimile No.: (650) 321-2800
Telephone No.: (650) 463-5447
9.3    Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Where a reference is made to a contract, instrument or law, such reference is to such contract, instrument or law as amended, modified or supplemented, including (in the case of contracts or instruments) by waiver or consent and (in the case of law) by succession of comparable successor law and reference to all attachments thereto and instruments incorporated therein. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender and neural forms of such words, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms “hereof,” “hereon,” “hereto” and “hereunder” and derivative or similar word refer to this entire Agreement, (d) reference to clauses without a cross-reference to a section or subsection are references to clauses within the same section, or if more specific subsection, (e) reference to any person include the successors and permitted assigns of such person, (f) reference from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively, (g) the phrases “provide to” and “deliver to” and phrase of similar import mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered the part to whom such information or material is to be provided and (h) the phrase “made available to” and phrases of similar import means, with respect to any information, document or other material, of the Company or Acquiror, that such information, document or material was made available for review by the Company or Acquiror, respectively, in connection with this Agreement at least 48 hours prior to the execution of this Agreement or actually delivered (whether by physical or electronic delivery) to the Company or Acquiror, respectively, or its representatives at least 48 hours prior to the execution of this Agreement. The symbol “$” refers to United States dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” All references to “days” shall be to calendar days unless otherwise indicated as a “business day.” Unless indicated otherwise, all mathematical calculations contemplated by this agreement shall be rounded to the tenth decimal place, except in respect of payments, which shall be rounded to the nearest whole United States cent.
9.4    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.
9.5    Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits and schedules attached hereto and the Company Disclosure Schedule, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article VIII is intended to benefit the Indemnified Persons, Section 5.2 is intended to benefit directors and officers of the Company and Section 8.7(b) is intended to benefit the Indemnifying Holders’ Agent) and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.
9.6    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Notwithstanding the foregoing, Acquiror may assign this Agreement and any of its rights, interests or obligations hereunder, in connection with a merger, acquisition, sale or all or substantially all of its assets or other change in control transaction, but no such assignment shall relieve Acquiror or Merger Sub, as the case may be, of its obligations hereunder.
9.7    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
9.8    Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.
9.9    Governing Law; Dispute Resolution.
(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to such state’s principles of conflicts of law. Subject to Section 9.9(i) and 9.9(j), any dispute hereunder (“Dispute”) shall be settled by arbitration in the county of Santa Clara, California, and, except as herein specifically stated, in accordance with the J.A.M.S. Streamlined Arbitration Rules and Procedures then in effect (the “J.A.M.S. Rules”). The arbitration provisions of this Section 9.9 shall govern over any conflicting rules that may now or hereafter be contained in the J.A.M.S. Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Dispute.
(b)    Compensation of Arbitrator. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by J.A.M.S., but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.
(c)    Selection of Arbitrator. The parties will cooperate with J.A.M.S. in promptly selecting from a list of arbitrators who are lawyers familiar with California contract and California and Delaware corporate and merger law one arbitrator from the J.A.M.S. panel of neutrals; provided, however, that (i) such arbitrator cannot work for a firm then performing services for either party, and (ii) such arbitrator shall not have any past or present family, business or other relationship with the Acquiror, the Company, or the Indemnifying Holders’ Agent or any “affiliate” (as such term is defined in Rule 12b-2 of the Securities Act of 1933, as amended), director or officer thereof, unless following full disclosure of all such relationships, the parties agree in writing to waive such requirement with respect to an individual in connection with any dispute. Each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish. In the event that the parties cannot agree on an arbitrator within three Business Days after either party’s issuance of a written demand for arbitration, J.A.M.S. will select the arbitrator.
(d)    Discovery. Discovery shall be conducted in accordance with Rule 17 of the J.A.M.S Rules, which is set forth in Exhibit K.
(e)    Payment of Costs. The Acquiror and the Indemnifying Holders’ Agent (solely on behalf of the Company Stockholders) will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator will award to the prevailing party, as determined pursuant to Section 8.6, all costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party.
(f)    Burden of Proof. For any Dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.
(g)    Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.
(h)    Terms of Arbitration. The arbitrator chosen in accordance with the provisions of this Section 9.9 will not have the power to alter, amend or otherwise affect the provisions of this Agreement, including the terms of these arbitration provisions.
(i)    Confidentiality. At the request of any party, the mediators, arbitrators, attorneys, parties to the mediation or arbitration, witnesses, experts, court reporters, or other persons present at a mediation or arbitration shall agree in writing to maintain the strict confidentiality of the proceedings.
(j)    Emergency Relief. A party may apply either to a court of competent jurisdiction, or to an arbitrator if one has been appointed, for prejudgment remedies and emergency relief pending final determination of a claim in accordance with this Section 9.9. The appointment of an arbitrator does not preclude a party from seeking prejudgment remedies and emergency relief from a court of competent jurisdiction.
(k)    Exclusive Remedy. Except as specifically otherwise provided herein, arbitration will be the sole and exclusive remedy of the parties for any Dispute arising out of this Agreement.
(l)    Obligations of Acquiror and of the Company. Whenever this Agreement requires a Subsidiary of Acquiror to take any action, such requirement shall be deemed to include an undertaking on the part of Acquiror to cause such Subsidiary to take such action.
9.10    Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this

Agreement, each schedule and each exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
9.11    Conflict Waiver. Notwithstanding that the Company has been represented by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (the “Firm”) in the preparation, negotiation and execution of this Agreement and the related ancillary agreements (together, the “Transaction Agreements”), the Company agrees that after the Closing the Firm may represent the Indemnity Holders’ Agent, the Indemnity Holders and/or their affiliates in matters related to the Transaction Agreements, including without limitation in respect of any indemnification claims pursuant to the Transaction Agreements. The Company hereby acknowledges, on behalf of itself and its affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation.
9.12    Nonassertion of Attorney-Client Privilege. Acquiror waives and will not assert, and agrees to cause the Company to waive and not to assert, in any dispute involving only parties to this Agreement or one or more of the Indemnifying Holders, any attorney-client privilege with respect to any communication between any legal counsel and the Company or any stockholder, officer, employee or director of the Company (any such person, a ”Designated Person”) that relates exclusively to the preparation, negotiation or execution of the Transaction Agreements, including in connection with a dispute with Acquiror, and following the Closing, with the Company, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by the applicable Designated Person. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Acquiror or the Company, on the one hand, and a Person other than a party to this Agreement or Indemnifying Holder, on the other hand, the Company may assert the attorney-client privilege to prevent disclosure to such third-party of confidential communications between any legal counsel and a Designated Person.

(SIGNATURE PAGE NEXT)

IN WITNESS WHEREOF, Acquiror, Merger Sub, the Company and the Indemnifying Holders’ Agent have each executed and delivered this Agreement, or have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.
PROOFPOINT, INC.

By: /s/ Gary Steele
Name: Gary Steele
Title: Chief Executive Officer

NAIROBI ACQUISITION SUB CORP.

By: /s/ Paul Auvil
Name: Paul Auvil
Title: Director

NETCITADEL, INC.

By: /s/ Mike Horn
Name: Mike Horn
Title: Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC, SOLELY IN ITS CAPACITY AS INDEMNIFYING HOLDERS’ AGENT

By: /s/ W. Paul Koenig
Name: W. Paul Koenig
Title: Managing Director

EXHIBIT A

FORM OF COMPANY STOCKHOLDER CONSENT

EXHIBIT B

LIST OF KEY PERSONNEL

Michael Horn
Theron Tock
Neil Stratz
Michael Morris

EXHIBIT C

LIST OF MAJOR STOCKHOLDERS

Michael Horn
Theron Tock
New Enterprise Associates 13, L.P.
NEA Ventures 2011, Limited Partnership

EXHIBIT D

FORM OF CERTIFICATE OF MERGER

EXHIBIT E

FORM OF IRS NOTICE

EXHIBIT F

FORM OF FIRPTA NOTIFICATION LETTER

EXHIBIT G

FORM OF NOTEHOLDER INDEMNITY AGREEMENT

EXHIBIT H

FORM OF ESCROW AGREEMENT

EXHIBIT I

FORM OF LEGAL OPINION

EXHIBIT J

FORM OF LETTER OF TRANSMITTAL

EXHIBIT K

J.A.M.S. RULE 17

Rule 17. Exchange of Information
(a) The Parties shall cooperate in good faith in the voluntary, prompt and informal exchange of all non-privileged documents and other information relevant to the dispute or claim immediately after commencement of the Arbitration.
(b) The Parties shall complete an initial exchange of all relevant, non-privileged documents, including, without limitation, copies of all documents in their possession or control on which they rely in support of their positions, names of individuals whom they may call as witnesses at the Arbitration Hearing, and names of all experts who may be called to testify at the Arbitration Hearing, together with each expert’s report that may be introduced at the Arbitration Hearing, within twenty-one (21) calendar days after all pleadings or notice of claims have been received. The Arbitrator may modify these obligations at the Preliminary Conference.
(c) Each Party may take one deposition of an opposing Party or of one individual under the control of the opposing Party. The Parties shall attempt to agree on the time, location and duration of the deposition, and if the Parties do not agree these issues shall be determined by the Arbitrator. The necessity of additional depositions shall be determined by the Arbitrator based upon the reasonable need for the requested information, the availability of other discovery options and the burdensomeness of the request on the opposing Parties and the witness.
(d) As they become aware of new documents or information, including experts who may be called upon to testify, all Parties continue to be obligated to provide relevant, non-privileged documents, to supplement their identification of witnesses and experts and to honor any informal agreements or understandings between the Parties regarding documents or information to be exchanged. Documents that have not been previously exchanged, or witnesses and experts not previously identified, may not be considered by the Arbitrator at the Hearing, unless agreed by the Parties or upon a showing of good cause.
(e) The Parties shall promptly notify JAMS when an unresolved dispute exists regarding discovery issues. JAMS shall arrange a conference with the Arbitrator, either by telephone or in person, and the Arbitrator shall decide the dispute. With the written consent of all Parties, and in accordance with an agreed written procedure, the Arbitrator may appoint a special master to assist in resolving a discovery dispute.

Schedule 1.4(a)(vi)
None

Schedule 1.9(c)
Tom Gillies
Allan Leinwand
Devin Redmond
Alain Mayer
Patrick Lin
Neil Stratz

Schedule 4.1(g)

Granite Hill India Opportunities Fund, LP
Granite Hill India Parallel Fund, LP
New Enterprise Associates 13, L.P.
Lawrence J. Link & Kristin C. Link, Trustees of the Link Family Trust dated October 19, 2012

Schedule 4.1(j)

Reference is made to Section 2.2(b) of the Company Disclosure Schedule.

Schedule 5.2(a)

Indemnification Agreement, by and between the Company and Theron Tock, dated November 9, 2011.

Indemnification Agreement, by and between the Company and Rohini Chakravarthy, dated November 9, 2011.

Indemnification Agreement, by and between the Company and Mike Horn, dated November 9, 2011.

Indemnification Agreement, by and between the Company and Krishna Kolluri, dated November 9, 2011.

Indemnification Agreement, by and between the Company and Vadim Kurland, dated November 9, 2011.

Indemnification Agreement, by and between the Company and Larry Link, dated October 28, 2013.

Schedule 8.2(x)

Reference is made to the matter described in Section 2.17 of the Company Disclosure Schedule.